SHARE PURCHASE AGREEMENT

                                  BETWEEN

                              MASGAN INC. AND
                          SALORNA INC. AS VENDORS

                                    AND

                            3096726 CANADA INC.
                                AS PURCHASER







                             December 22, 1994



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                             TABLE OF CONTENTS

1.   DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2.   PURCHASED SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . 5
3.   PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
4.   ADJUSTMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
5.   SECURITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
6.   REPRESENTATIONS AND WARRANTIES OF THE VENDORS  . . . . . . . . . .  10
     6.1  Enforceability of the Agreement. . . . . . . . . . . . . . . . 10
     6.2  Corporate Status . . . . . . . . . . . . . . . . . . . . . . . 11
     6.3  Capital Stock & Records  . . . . . . . . . . . . . . . . . . . 11
     6.4  Business  . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     6.5  Assets and Liabilities  . . . . . . . . . . . . . . . . . . .  14
     6.6  Conduct of Business  . . . . . . . . . . . . . . . . . . . . . 16
     6.7  Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.8  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.9  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     6.10 Patents, Trade Marks and Copyright  . . . . . . . . . . . . .  21
     6.11 Environmental Matters  . . . . . . . . . . . . . . . . . . . . 22
     6.12 Labour Relations  . . . . . . . . . . . . . . . . . . . . . .  26
     6.13 Bank Accounts, Etc.  . . . . . . . . . . . . . . . . . . . . . 27
     6.14 Conflicting Interests  . . . . . . . . . . . . . . . . . . . . 27
     6.15 No Finder's or Broker's Fee  . . . . . . . . . . . . . . . . . 27
     6.16 Vendors' Residence  . . . . . . . . . . . . . . . . . . . . .  28
     6.17 Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . 28
     6.18 Investment  . . . . . . . . . . . . . . . . . . . . . . . . .  29
7.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER  . . . . . . . . .  29
     7.1  Enforceability of the Agreement  . . . . . . . . . . . . . .   30
     7.2  No Violation  . . . . . . . . . . . . . . . . . . . . . . . .  30
     7.3  No Legal Proceedings  . . . . . . . . . . . . . . . . . . . .  30
     7.4  No Finder's Fee  . . . . . . . . . . . . . . . . . . . . . .   30
     7.5  Purchaser's Residence  . . . . . . . . . . . . . . . . . . .   31
8.   SURVIVAL AND RELIANCE ON REPRESENTATIONS AND WARRANTIES AND
     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . .  31
     8.1  Survival Notwithstanding Investigation   . . . . . . . . . .   31
     8.2  Indemnification by Vendors  . . . . . . . . . . . . . . . . .  31
     8.3  Indemnification by Purchaser  . . . . . . . . . . . . . . . .  32

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                                - ii -


     8.4  Indemnification against Third Party Claims  . . . . . . . . .  32
     8.5  Indemnification to be After Tax, Insurance, Etc.  . . . . . .  34
     8.6  Expiry of Liability  . . . . . . . . . . . . . . . . . . . . . 34
     8.7  De Minimis  . . . . . . . . . . . . . . . . . . . . . . . . .  35
     8.8  Limitation of Liability  . . . . . . . . . . . . . . . . . . . 35
     8.9  Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     8.10 Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . 36
     8.11 Nonexclusivity of Remedy; Waiver of Certain Rights . . . . . . 39
9.   COVENANTS OF THE VENDORS . . . . . . . . . . . . . . . . . . . . .  39
     9.1  Best Efforts to Maintain and Preserve  . . . . . . . . . . . . 40
     9.2  Notice of Cessation in Ordinary Course  . . . . . . . . . . .  40
     9.3  Access for Purchaser  . . . . . . . . . . . . . . . . . . . .  40
     9.4  Maintain Insurance  . . . . . . . . . . . . . . . . . . . . .  41
     9.5  Corporate Proceedings for Transfer  . . . . . . . . . . . . .  41
     9.6  Replacement of Officers and Directors  . . . . . . . . . . .   41
     9.7  Further Assurances  . . . . . . . . . . . . . . . . . . . . .  42
     9.8  Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . .   42
     9.9  1994 Audited Financing Statements . . . . . . . . . . . . . .  42
     9.10 List of Arbitrators . . . . . . . . . . . . . . . . . . . . .  43
10.  COVENANTS OF THE PURCHASER . . . . . . . . . . . . . . . . . . . .  43
     10.1 Discharge of Toronto Dominion Bank Security . . . . . . . . .  43
     10.2 List of Arbitrators . . . . . . . . . . . . . . . . . . . . .  43
     10.3 Investment Canada Act . . . . . . . . . . . . . . . . . . . .  43
11.  CONDITIONS OF CLOSING  . . . . . . . . . . . . . . . . . . . . . .  44
     11.1 Conditions for the Benefit of the Purchaser  . . . . . . . .   44
     11.2 Conditions for the Benefit of the Vendors . . . . . . . . . .  50
12.  CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
13.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     13.1 Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . . .  52
     13.2 Specific Performance . . . . . . . . . . . . . . . . . . . . . 53
     13.3 Governing Law . . . . . . . . . . . . . . . . . . . . . . . .  54
     13.4 Time of the Essence . . . . . . . . . . . . . . . . . . . . .  54
     13.5 Public Announcement . . . . . . . . . . . . . . . . . . . . .  54
     13.6 Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     13.7 Successors and Assigns . . . . . . . . . . . . . . . . . . . . 54
     13.8 References to Disclosure Schedule . . . . . . . . . . . . . .  55
     13.9 Entire Agreement . . . . . . . . . . . . . . . . . . . . . .   55
     13.10    Counterparts . . . . . . . . . . . . . . . . . . . . . .   55
     13.11    Language . . . . . . . . . . . . . . . . . . . . . . . .   56

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                                - iii -


                           EXHIBITS AND SCHEDULE

EXHIBIT 1 Audited Financial Statements of Rayonese Textile Inc.

EXHIBIT 2 Note

EXHIBIT 3 List of security and Purchaser's covenants

EXHIBIT 4 Opinion of Vendor's Counsel

EXHIBIT 5 Non-Competition and Confidentiality Agreement

DISCLOSURE SCHEDULE
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     THIS AGREEMENT made as of the 22nd day of December, 1994

B E T W E E N:      MASGAN INC., a corporation duly incorporated under, the
                    Canada Business Corporations Act, herein acting and represented by Maurice Wechsler, its President, duly authorized in virtue of a resolution of its Board of Directors dated December 7, 1994;

                                                    (hereinafter, "MASGAN")


A N D: SALORNA INC., a corporation duly incorporated under the Canada Business Corporations Act, herein acting and represented by Henri Wechsler, its President, duly authorized in virtue of a resolution of its Board of Directors dated December 7, 1994;

                                                   (hereinafter, "SALORNA")

                                   (MASGAN  and  SALORNA being  hereinafter
                                   collectively   referred    to   as   the
                                   "Vendors")

                                                         OF THE FIRST PART,

A N D: 3096726 CANADA INC., a corporation duly incorporated under the Canada Business Corporations Act, herein acting and represented by Franklin N. Saxon, its Vice President and Treasurer, duly authorized in virtue of a resolution of its Board of Directors dated December 20, 1994;

                                                          (the "Purchaser")

                                                        OF THE SECOND PART.

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                                  -2-

     THIS  AGREEMENT  WITNESSETH  that   in  consideration  of  the  mutual
covenants and agreements herein set out and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1.   DEFINED TERMS

     Where used herein, except where the context otherwise requires, the following terms shall have the following meanings respectively:

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Audit Date" means December 31, 1993.

     "Audited Financial Statements" means the audited balance sheet of the Corporation and related statements of earnings and retained earnings and changes in financial position for the fiscal year ended December 31, 1993, prepared by Price Waterhouse, Chartered Accountants and attached hereto as Exhibit 1.

     "Bank Guarantee" means the irrevocable guarantee of a Schedule I Canadian Chartered Bank obtained at the cost of the Vendors in favour of the Purchaser in form and terms acceptable to the Purchaser guaranteeing the payment of any and all claims of the Purchaser for indemnification by each of the Vendors under Section 8 up to an aggregate amount of $500,000 in respect of each of the Vendors.


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     "Book   Value  of  the  Purchased  Shares"  means  the  value  of  the shareholders' equity of the Corporation as established by the Closing Balance Sheet.

     "Closing" means the consummation and completion of the sale and purchase of the Purchased Shares as provided for in Section 12 hereof.

     "Closing Balance Sheet" means the audited balance sheet of the Corporation as at the Closing Date to be prepared by KPMG Peat Marwick Thorne, Chartered Accountants, in accordance with generally accepted accounting principles consistently applied.

     "Closing Date" means 10:00 a.m. local time at the Closing Place on March 1, 1995 or such other time and date as the parties may agree upon.

     "Closing Place" means the office of Counsel for the Purchaser at 1981 McGill College, 12th Floor, in the City of Montreal in the Province of Quebec.

     "Conversion Rate" means the rate of conversion of Canadian currency into United States currency, which the Vendors and the Purchaser have agreed shall be Cdn. $1.375 for U.S. $1.00 for the purposes of this Agreement.

     "Corporation" means Rayonese Textile Inc., a corporation existing under the Canada Business Corporations Act, pursuant to a Certificate of Continuance dated August 15, 1978.

     "Counsel for the Vendors" means Messrs. Kugler Kandestin.

     "Counsel for the Purchaser" means Messrs. Ogilvy Renault.

     "CULP" means Culp, Inc., a corporation existing under the laws of the State of North Carolina, U.S.A.

     "Disclosure Schedule" means the Schedule so entitled which is appended to this Agreement.

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                                  -4-


     "Dollars and $" means lawful money of Canada, unless otherwise indicated.

     "Employment Agreements" means the employment agreements referred to in Sections 11.1.11 and 11.2.2.

     "Indemnitee" and "Indemnitor" have the respective meanings attributed to such terms in Section 8.4.

     "Lien" means any hypothec, priority, mortgage, pledge, lien, charge, encumbrance, easement, title defect or irregularity, lease, security interest or option or claim or right of another.

     "Non-Competition   Agreements"   means    the   non-competition    and
     confidentiality agreements referred to in Section 11.1.13.

     "Notes" means the convertible notes provided for in Section 3.6.

     "Person" means an individual, partnership, joint venture, association, corporation, trust, or a government or any department or agency thereof.

     "Proprietary Intangibles" means and includes all rights held in virtue of any copyright, design, trade mark, trade name, trade secret, patent, trade dress, logos, computer software or other intellectual property or any application therefor.

     "Purchase Price" has the meaning attributed to it in Section 3 hereof.

     "Purchased Shares" means all of the issued and outstanding shares of the Corporation.

     "Purchaser's Default" means default by the Purchaser to perform any of its obligations under Sections 3.2, 3.3 or 3.4, the Notes or the security documents or covenants referred to in Exhibit 3 attached hereto.

     "Securities Act" means the United States Securities Act of 1933.

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                                  -5-

     "Taxes" means any tax (including, without limitation, any tax on income, corporations, capital, excise, property, transfer, water, business, goods and services), any duty, stamp, deduction, deduction at source, charge, assessment, fees or costs of any nature (including, without limitation, any interest, penalty or additional costs relating thereto) imposed by any competent authority.

     "Third Party Claim" means any demand or statement or any notice thereof which has been made on or communicated to the Vendors or Purchaser or the Corporation by or on behalf of any Person other than the foregoing and which, if maintained or enforced, will or might result in a loss, liability or expense of the nature described in either Section 8.2 or Section 8.3.

     "This Agreement", "these presents", "herein", "hereby", "hereunder" and similar expressions refer to this Agreement of Purchase and Sale and the accompanying schedules.

     "Vendors' Best Knowledge" means the knowledge of the Vendors after the enquiry by the Vendors of the following officers and employees of the
     Corporation: the President, Henri Wechsler; the Secretary-Treasurer, Maurice Wechsler; the Vice-President, Blair Barwick and the Plant Manager, Bertrand Voisine.

     "1994 Audited Financial Statements" means the audited financial statements of the Corporation to be prepared and delivered pursuant to
     Section 9.9.

2.   PURCHASED SHARES

     The Vendors covenant and agree to sell, assign and transfer the Purchased Shares to the Purchaser and the Purchaser agrees to acquire the Purchased Shares from the Vendors on the Closing Date, the whole for the Purchase Price and upon the terms and conditions herein provided.


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                                  -6-


3.   PURCHASE PRICE

     The purchase price of the Purchased Shares shall be the sum of TEN MILLION DOLLARS ($10,000,000) (the "Purchase Price"), subject to adjustment in accordance with Section 4 hereof. The Purchase Price shall be payable by the Purchaser to the Vendors as follows:

     3.1 TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) payable at Closing by certified cheque, banker's draft or bank wire transfer as follows:

                    To MASGAN      $1,250,000
                    To SALORNA     $1,250,000

     3.2 the balance of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000), as adjusted in accordance with Section 4 hereof (the "Balance"), shall be represented by the Notes and shall, subject to the provisions of Sections 3.3 and 3.4, be payable thirty-six (36) months after Closing by certified cheque, banker's draft or bank wire transfer in U.S. funds converted at the Conversion Rate, said Balance to bear interest calculated and payable in U.S. funds at the rate of six percent (6%) per annum, compounded in the event of non-payment, said interest being payable in arrears on a quarterly basis commencing ninety (90) days following Closing; the payment of the Balance and interest thereon shall be made to the Vendors in the following proportions:

                    To MASGAN:          50%
                    To SALORNA:         50%

          In the event of a Purchaser's Default, the entire Balance shall become due and payable if such Purchaser's Default, except in the case of default of the Purchaser to deliver certificates for shares of CULP within the delays stipulated in Sections 3.3 and
          3.4 which shall require no notice, is not rectified by the Purchaser within ten (10) days following notice thereof given by the Vendors to the Purchaser.

     3.3 At any time after the first anniversary of the Closing and subject to the provisions of Sections 3.4 and 3.5:

          (i) upon forty-five (45) days' prior notice (which may be given prior to the first anniversary of the Closing) to the Purchaser, each of the Vendors shall be entitled to demand payment of all or any portion of the Balance owed to it with interest accrued to the date of payment;

          (ii) for so long as the portion of the Balance owed to it remains unpaid, each of the Vendors (for the purposes hereof, the "Converting Party") shall be entitled, in accordance with the terms of the Notes, to convert all or any part of said portion of the Balance or remainder thereof owed to it (as determined by the Converting Party), into common shares of the capital stock of CULP, at the conversion price of U.S.$12.50 per common share. In the event that the common shares of the capital stock of CULP should be divided or consolidated at any time prior to the exercise of the said right of conversion, the conversion price for the purposes of this Section 3.3(ii) and Section 3.4 shall be adjusted accordingly. Upon such conversion, the portion of the Balance or remainder thereof owed to the Converting Party shall be reduced by an amount corresponding to the aggregate conversion price of the converted common shares. The Purchaser shall cause CULP to take all reasonable action to cause the delivery of the certificates representing the shares to be received by each Vendor upon any conversion made pursuant to this Section 3.3 (ii) or Section 3.4 at the earliest possible date but, in any event, no later than 14 days following the Date of Conversion, as defined in the Notes.

     3.4 In the event that Robert G. Culp, III, Judith C. Walker, Harry R. Culp and Esther R. Culp, as a group, at any time cease to hold voting control of common shares of CULP which represent, in the aggregate, 15% or more of the outstanding common shares of CULP, the Purchaser shall give notice of such cessation to each of the vendors within ten (10) days

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                                  -8-


          following the date  on which  such
          cessation occurs and each of the Vendors shall, in addition to the right to convert such portion of the Balance into common shares of CULP in accordance with the terms of the Notes, have the right, upon fifteen days' notice to the Purchaser, to demand payment of the entire portion of the Balance owed to it with interest accrued thereon to the date of payment, subject to the condition that, upon such cessation, if either of the Vendors shall within the first twelve (12) months following the Closing, pursuant to this Section 3.4, demand payment of the Balance or conversion of the Balance into common shares of the capital stock of CULP, each such Vendor shall deliver to the Purchaser a Bank Guarantee. Such Bank Guarantee shall be enforceable against the guarantor in respect of any and all claims of the Purchaser under
          Section 8 asserted within the period of twenty-four (24) months following the Closing which the Vendors and the Purchaser shall agree in writing to be payable by either of the Vendors or which shall be determined to be payable by an arbitration award pursuant to Section 8.10 with respect to any claim relating to a breach of any representation or warranty in Section 6 or a final judgment of a court in the case of any other claim.

     3.5 In the event that, at any time within the first twelve (12) months after the first anniversary of the Closing, either of the Vendors shall demand payment of any part of the Balance which would result in the outstanding Balance being reduced to less than U.S. $727,273 or shall demand conversion of any such part of the Balance into common shares of the capital stock of CULP as contemplated by Section 3.3 (ii), the Purchaser shall be entitled to exclude from such payment or conversion the last U.S. $727,273 of the Balance, until each of the Vendors shall have delivered to the Purchaser a Bank Guarantee. Such Bank Guarantee shall be enforceable against the guarantor in respect of any and all claims of the Purchaser under Section 8 asserted within the period of twenty-four (24) months following the Closing which the Vendors and the Purchaser shall agree in writing to be payable by either of the Vendors or which shall be determined to be payable by an arbitration award pursuant to Section 8.10 with respect to any claim

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                                  -9-


          relating to a breach of any representation or warranty in Section 6 or a final judgment of a court in the case of any other claim.

     3.6 The Purchaser shall issue to each of the Vendors a convertible note for an amount equal to its respective portion of the Balance in the form and terms of the Note attached hereto as Exhibit 2.

4.   ADJUSTMENT

     KPMG Peat Marwick Thorne, Chartered Accountants, will prepare the Closing Balance Sheet within forty-five (45) days following Closing. The Purchase Price shall be adjusted on the date which is forty-five
     (45) days following Closing, as follows:

     4.1 The Purchase Price shall be increased by the amount, if any, by which the Book Value of the Purchased Shares exceeds $4,000,000; or

     4.2 The Purchase Price shall be reduced by the amount, if any, by which $4,000,000 exceeds the Book Value of the Purchased Shares.

     Following such adjustment, the Notes delivered at Closing will be surrendered by Vendors and will be replaced without novation by new Notes reflecting the adjusted Balance.

5.   SECURITY

     5.1 As security for the repayment of the Balance and interest thereon, the Purchaser shall cause the Corporation to grant in favour of the Vendors, at Closing, the security described in
          Exhibit 3 attached hereto.

     5.2 While any part of the Balance remains outstanding the Purchaser shall comply with, fulfill and respect each of the covenants set forth in Exhibit 3 attached hereto.
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                                  -10-


6.   REPRESENTATIONS AND WARRANTIES OF THE VENDORS

     The Vendors jointly represent and warrant to the Purchaser as follows:

     6.1  Enforceability of the Agreement

          6.1.1 The Vendors are the sole and absolute owners of the Purchased Shares in the proportion set out in Section 6.3 hereof, with good and marketable title thereto, free and clear of all Liens, with full power and authority to sell, assign and transfer the Purchased Shares as herein provided.

          6.1.2 The Vendors have been duly authorized to execute and become party to this Agreement and to consummate the transactions herein provided.

          6.1.3 Neither the entering into of this Agreement nor the consummation of any of the transactions contemplated hereby will

                6.1.3.1 result in the violation of (a) any of the terms or provisions of the respective constating documents or by-laws of the Vendors or of the Corporation or of any agreement, written or oral, to which either of the Vendors or the Corporation is a party; or
                         (b) any law or regulation of any jurisdiction to which either of the Vendors or the Corporation is subject, or

                6.1.3.2  subject   the  Corporation   to  any   penalty  or
                         liability.

          6.1.4 The Vendors are not aware of any legal proceedings pending or threatened or of any circumstances which may reasonably be expected to give rise to such proceedings which in any way might interfere with the sale or delivery of the
                Purchased Shares or the consummation of any of the transactions herein contemplated.

          6.1.5 Except as disclosed on the Disclosure Schedule, the Vendors are not required to give any notice to, make any filing with, or obtain any authorization, consent, permit or approval from, any Person, including without limitation, any government or governmental agency, in order for the parties to consummate the transactions contemplated by this Agreement.

     6.2  Corporate Status

          6.2.1 The Corporation

                6.2.1.1  has  been duly  incorporated and organized  and is validly subsisting and in good standing under the laws of the jurisdiction in which it was incorporated;


                6.2.1.2  has the  corporate power to own,  lease, occupy or otherwise hold the properties and rights now owned, leased, occupied or otherwise held by it and to conduct the business now being conducted by it.

     6.3  Capital Stock & Records

          6.3.1 The authorized capital stock of the Corporation consists of an unlimited number of Class A and Class B common shares and Class C special shares of which 4900 Class A common, 5100 Class B common and 410 Class C special shares (and no more) are outstanding and each of such outstanding shares has been duly allotted and issued and is fully paid and non-assessable, and the paid-up capital for income tax purposes of each class of such shares is as shown in the Audited Financial Statements. The Purchased Shares are owned by the Vendors in the following proportions:

                              Class A      Class B     Class C
                              Common       Common      Special

                MASGAN:        2450         2550         205
                SALORNA:       2450         2550         205

          6.3.2 No Person has any agreement or option or any right or privilege (whether by law or by contract) capable of becoming an agreement or option

                6.3.2.1  to acquire any of the Purchased Shares ;

                6.3.2.2 to subscribe for or otherwise acquire any of the unissued shares of the capital stock or any other securities of the Corporation.

          6.3.3 The corporate records and minute books of the Corporation contain complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since the date of the incorporation of the Corporation, and all such meetings were duly called and held. The share certificate books, registers of shareholders, registers of transfers and registers of directors of the Corporation are complete and accurate.

          6.3.4 Except as stated in the Disclosure Schedule the Corporation does not exist as a result or incident of any amalgamation or merger between the Corporation and any other Person or Persons or between other Persons pursuant to which the properties or rights of the Corporation became or remained subject to the rights of the creditors of such previously existing Person or Persons.

          6.3.5 The Disclosure Schedule contains a complete list of all of the officers and directors of the Corporation as of the date hereof.

     6.4  Business

          6.4.1 The business of the Corporation is as described in the Disclosure Schedule; and save as stated in the Disclosure Schedule the Corporation has conducted its business substantially as so described continuously during the period of 10 years preceding the Audit Date and during said period the Corporation has not conducted any other business.

          6.4.2 The respective locations or jurisdictions where the Corporation presently conducts and has, during the 10 years preceding the Audit Date, conducted its business are as set out in the Disclosure Schedule and, save as therein specified, the Corporation has not, during the said 10-year period, conducted business in any other location or jurisdiction.

          6.4.3 The Corporation is, to Vendors' Best Knowledge, conducting its business in compliance with all applicable laws, rules and regulations of each jurisdiction in which such business is being carried on; is not in breach of any such laws, rules or regulations; is duly licenced, registered or qualified in each jurisdiction where the nature of its business would require it to be so licensed, registered or qualified or where it owns or leases property or conducts its business to enable such businesses to be conducted as now conducted, and its properties and assets to be owned, leased and operated, and all such licences, registrations and qualifications are valid, subsisting and in good standing, and none of the same contains any burdensome term, provision, condition or limitation which has or reasonably may be expected to have an adverse effect on the operation of any such business.

          6.4.4 Except  as   set  out  in  the   Disclosure  Schedule,  the
                Corporation is not now conducting nor has it conducted its business under any name other than its corporate name.

     6.5  Assets and Liabilities

          6.5.1 The respective balance sheets included in the Audited Financial Statements and in the 1994 Audited Financial Statements fairly present or will present, as the case may be, the financial position of the Corporation as at the respective dates specified therein and the related statements of earnings, retained earnings and changes in financial position for each of the periods then ended fairly present or will present, as the case may be, the results of the operations and the changes in financial position for the periods then ended of the Corporation and have been prepared or will be prepared, as the case may be, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified therein, except as specifically stated in such Audited Financial Statements or 1994 Audited Financial Statements. Since the Audit Date, there has been no material adverse change in the condition (financial or otherwise), liabilities, licences, permits, business (including relationships with suppliers, customers, and others), operations or prospects of the Corporation.

          6.5.2 Except to the extent reflected or reserved against in the most recent balance sheet of the Corporation included in the Audited Financial Statements or as set out in the Disclosure Schedule, the Corporation did not have at the Audit Date and except as reflected on the Closing Balance
                Sheet, the Corporation will not have as of the Closing Date, any liabilities or obligations (except for liabilities and obligations which in the aggregate are immaterial) whether accrued, absolute, contingent or otherwise (including without limitation product liability as manufacturer, supplier or otherwise, warranty liability, liabilities as guarantor or otherwise with respect to obligations of others or lease liabilities or liabilities for Taxes and whether due or to become due.

          6.5.3 The Corporation has or will have good and marketable title to all its properties and assets, including, without limitation, all those referred to in the most recent balance sheets included in the Audited Financial Statements, the 1994 Audited Financial Statements, and the Closing Balance Sheet, as of the respective dates thereof, (other than any thereof which have been disposed of in the ordinary course of business) free and clear of any Liens, except for Liens specifically referred to in the said balance sheets. All of the real and immovable properties and interests therein, including, without limitation, the immoveable property owned by the Corporation and located at 680 boulevard Monseigneur Dubois in Ville Saint-Jerome, Quebec, reflected in any such balance sheet which are owned by the Corporation are described in the Disclosure Schedule. All properties, equipment and machinery and all other tangible personal property either owned or leased by the Corporation are in good operating condition and repair, except for normal wear and tear and normal usage and are in each case adequate for the conduct of the business of the Corporation in the ordinary course. The plans delivered to the Purchaser by the Vendors of the real or immovable property described in the Disclosure Schedule are complete and correct in all material respects. The Corporation has and will have valid leasehold interests in all the properties, equipment and machinery shown in the Disclosure Schedule or reflected in the Audited Financial Statements or to be reflected in the 1994 Audited Financial Statements as being leased by it, free and clear of any Liens. All such leases (complete and correct copies of which have been made available to the Purchaser) are valid, subsisting and effective in accordance with their respective terms and are in good standing, and no event or condition exists which constitutes or after notice or lapse of time or both would constitute a default thereunder.

          6.5.4 The Corporation does not own or possess any property right or other asset which is not so owned or possessed solely for the purpose of conducting its business as such business is now being conducted.

          6.5.5 Except as set out in the Disclosure Schedule, there is not

                6.5.5.1 any   suit,   action   or   other   proceeding   or
                        governmental investigation pending or threatened against the Corporation in or before or by any court, board or administrative or other tribunal;

                6.5.5.2 any order,  decree, injunction or  judgment of  any court, administrative agency or board or admin-istrative or other tribunal against or affecting the Corporation;

                6.5.5.3 any legal impediment to the continued  operation in the ordinary course of the properties and business of the Corporation; or

                6.5.5.4 to  the Vendors'  Best Knowledge, any  violation by
                        the   Corporation   of  any   law,   directive,  or
                        legislation.

          6.5.6 Except as set out in the Disclosure Schedule, the Corporation does not hold any loan or advance due by, or any stock, obligation or securities of, or any other interest in, any Person.

     6.6  Conduct of Business

          6.6.1 Except as set out in the Disclosure Schedule, the business of the Corporation has been conducted since the Audit Date in the ordinary course, and since the Audit Date the Corporation has not entered into any transaction other than in the ordinary course of its business and, in particular, without limiting the generality of the foregoing, the Cor-poration has not since the Audit Date

                6.6.1.1 purchased  or redeemed  directly or  indirectly any shares of the capital stock of the Corporation;

                6.6.1.2 issued  or  sold or  agreed  to issue  or  sell any shares of the capital stock of the Corporation or any option, warrant, conversion or other right to acquire any such share or any securities convert-ible into or exchangeable for such shares, or amended its charter or bylaws;

                6.6.1.3 declared or  paid any dividend or  declared or made any other distribution on any of the shares of any class of its capital stock or on any other of its securities;

                6.6.1.4 acquired or sold, assigned,  transferred, licenced, terminated, leased or disposed of any Proprietary Intangibles;

                6.6.1.5 suffered or incurred  any damage, destruction, loss or liability (whether or not covered by any insurance), any strike or other labour trouble, or any loss of employees or customers that, either by itself or in the aggregate has affected adversely or may reasonably be expected to affect adversely, to a material extent, the Corporation or the business of the Corporation;

                6.6.1.6 made  or  authorized  any payment  to  an  officer, director, former director, shareholder, employee or Affiliate of the Corporation, otherwise than at the regular rates payable to them, by way of, salary, pension, bonus, rent or other remuneration;

                6.6.1.7 authorized  or made  any capital  expenditure other than expenditures which in the aggregate do not exceed $1,700,000.

                6.6.1.8 incurred  any indebtedness or  extended any credit, except in the ordinary course of business;

                6.6.1.9 agreed  to take  any  of the  actions described  in
                        Sections 6.6.1.1 through 6.6.1.8.

     6.7  Contracts

          6.7.1 Except as set out in the Disclosure Schedule, the Corporation is not a party to any contract, guarantee or agreement either written or oral, express or implied, or arising solely by operation of law (referred to for the purposes of this Section 6.7 as the "Contracts"), involving a commitment, whether contingent or otherwise, by the Corporation or by any other Person, in excess of $25,000 in the case of contracts, guarantees and agreements other than purchase orders of the Corporation for raw materials and sales orders received from customers or in excess of $100,000 in the case of purchase orders of the Corporation for raw materials and sales orders received from customers, other than any contract or agreement which is terminable at the option of the Corporation without penalty upon not more than ninety (90) days' notice.

          6.7.2 Each of the Corporation's Contracts has been duly authorized and executed by or on behalf of the respective parties thereto, is a valid and binding obligation of each of such parties, enforceable against such parties in accordance with its terms, except as such enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws of general application.

          6.7.3 Neither the Corporation nor any other party to any of the Contracts is in default or in breach of any such contract or agreement, nor does there exist any state of facts which, after notice or lapse of time or both, would constitute such a breach or default, except breaches or defaults which in the aggregate in respect of any such contract or agreement are immaterial, and neither the execution of this Agreement by the parties hereto nor the implementation of any of the provisions of this Agreement will constitute a default or breach of any such contract or agreement.

          6.7.4 Except as set out in the Disclosure Schedule, the Corporation does not, pursuant to any contract, agreement, franchise, licence, or permit hold, possess, use or have access to, or have the right to hold, possess, use or have access to, any property or right of any nature belonging to any other Person which is necessary, desirable or useful in the conduct of the business of the Corporation as such business is being customarily conducted, other than any such property or right for which an alternative or substitute property or right is reasonably expected to be available to the Corporation upon the termination of any such contract, agreement, franchise, licence or permit on terms and conditions substantially equivalent or more favourable to the Corporation.

          6.7.5 Except as set out in the Disclosure Schedule, the Corporation is not bound by any contract or agreement purporting to constrain or limit the Corporation or in the conduct of its business and affairs including, without limitation, any agreement concerning confidentiality or non-competition.

          6.7.6 The Disclosure Schedule sets out all grants, subventions and other benefits to which the Corporation is now or in
                the  future  may  become   entitled  to  receive  from  any
                government or municipality or from any department, board or other instrumentality thereof, other than any such grants, subventions or other benefits which accrue or become available by operation of the law generally to Persons con-ducting businesses similar to those being conducted by the Corporation, and the Corporation is not in default to comply with the terms and conditions upon which it is or may become entitled to receive any such grant, subvention or other benefit, except as set out in the Disclosure Schedule.

          6.7.7 Except  as   set  out  in  the   Disclosure  Schedule,  the
                Corporation is not a party to or bound by (i) any collective bargaining agreement or any other agreement with any union of employees, (ii) any agreement for the benefit of or with its employees, directors, officers or shareholders, or (iii) any trust fund, arrangement or any pension, bonus, profit sharing, compensation, retirement, deferred compensation, illness or other plan, for the benefit of or with its employees, directors, officers or shareholders. There are no unfunded liabilities of the Corporation in respect of any agreement or plan, including without limitation the plans referred to in the Disclosure Schedule, established for the benefit of its employees, directors or officers.

     6.8  Insurance

          6.8.1 The Corporation, the business of the Corporation and the Corporation's properties are insured with financially sound and reputable insurers against claims, losses and damages from all such liabilities, hazards and risks, to such extent and in such amounts and with such deductible amounts therefrom as is customary for Persons operating like businesses and owning like properties, all as provided for in and by the policies and contracts of insurance described in the Disclosure Schedule (which describes types of coverage, amount and policy numbers).

          6.8.2 All such policies and contracts of insurance are in full force and effect, and the Corporation is in good standing with respect to each such policy or contract.

     6.9  Taxes

          6.9.1 The Corporation has duly and timely filed all tax returns required to be filed by it and has paid all Taxes which are due and payable on or prior to the date hereof; adequate provision has been made in the Audited Financial Statements and will be made in the 1994 Audited Financial Statements for all such Taxes payable for the current year for which tax returns are not yet required to be filed; there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or the payment of any Taxes by the Corporation; there are no actions, suits, proceedings, investigations or claims, threatened or pending against the Corporation in respect of Taxes, nor are there any matters under discussion with any governmental or municipal authority relating to Taxes asserted by any such authority; the Corporation has been assessed by all federal and provincial tax authorities having jurisdiction up to and including the year 1993.

          6.9.2 The Corporation has withheld from each payment made to any of its officers, directors, employees, shareholders or creditors, all amounts which it is required by the laws to which it is subject to withhold or deduct and has duly remitted all amounts so withheld or deducted to the proper recipients thereof within the delays and in the manner required by such laws.

     6.10 Patents, Trade Marks and Copyright

          6.10.1 The Corporation owns free and clear of any Liens or is licenced or otherwise has the right to use in the manner that the same is now being used each of the Proprietary Intangibles presently used in the business of the Cor-poration, all of which are as set out in the Disclosure Schedule, and the Corporation has not granted any licence, permit or right to use such Proprietary Intangibles nor any of them.

          6.10.2 No Person has made or threatened to make a claim to the right to use any of such Proprietary Intangibles or to deny to the Corporation the right to use the same, except as set forth in the Disclosure Schedule.

          6.10.3 No other Proprietary Intangibles are owned by the Corporation or are used or required to be used in the business of the Corporation.

     6.11 Environmental Matters

          6.11.1 In this Section 6.11, the following terms shall have the following meanings respectively:

     "Environment" refers, but is not limited to every layer of the earth including the air and the atmosphere, land (including the soil surface, subsurface and all underground areas, including those submerged by water) and water (including all surface water, subsurface water and groundwater), all organic and inorganic and all animate and inanimate matter;

     "Environmental Approval" means any permit, licence, certificate of authorization, authorization, approval, attestation, consent or other instrument or document, including, without limitation, those of an administrative nature, required pursuant to the Environmental Laws;

     "Environmental Conditions" refers to any contamination or damage to the Environment, including any contamination or damage caused by or relating to the generation, production, use, handling, storage, treatment, transportation, disposal, elimination, recycling, reuse, valorization, release, spilling, leaking, pumping, pouring, emitting, emptying, discharging,
     ejecting,   escaping,  leaching,   disposing,
     seeping, draining, dumping, migrating or threatened release of Hazardous Materials by the Corporation or its predecessors in interest, including, without limitation, any soil or groundwater contamination existing on any Facility which exceeds the A criteria of the Politique de rehabilitation des terrains contamines of the Quebec Government; with respect to claims or potential claims by employees, "Environmental Conditions" also includes the exposure of persons to Hazardous Materials at a workplace of the Corporation;

     "Environmental Laws" means any federal, provincial or municipal law, by-law, regulation, rule, policy, directive, protocol, order, decree or code, including the provisions of any Environmental Approval, which applies to any Facility, the Corporation and its operations, and which concerns, in whole or in part, directly or indirectly, the protection or maintenance of the quality of the Environment or the health and safety of the public and of employees;

     "Environmental Noncompliance" means any violation of any Environmental Law or any Environmental Approval;

     "Facilities" means any facility, land, property or location owned, leased, operated or used or previously owned, leased, operated or used by the Corporation or its predecessors in interest, and

     "Hazardous Materials" means any substance, constituent, contaminant, waste, waste material

                (i) that is likely, immediately or at some future time, to alter or cause harm or damage or other impairment to the Environment or to endanger or diminish human life, safety, well-being or comfort; or

                (ii) that is deemed or presumed, in accordance with any Environmental Law, to be potentially toxic or hazardous.

          6.11.2    Except as set forth in the Disclosure Schedule,

                6.11.2.1 there    are    no   investigations,    inquiries,
                         administrative proceedings, remedial orders, actions, suits, claims, legal proceedings or any other proceeding pending or threatened against the Corporation which involve, or relate to,
                         Environmental       Conditions,      Environmental
                         Noncompliance or the release, use or disposal of any Hazardous Materials at any Facility;

                6.11.2.2 to  the  Vendors'  Best  Knowledge, there  are  no conditions, activities, procedures or other facts or circumstances at any Facility which constitute or could be reasonably expected to constitute in the future an Environmental Noncompliance or an Environmental Condition;

                6.11.2.3 to  the Vendors'  Best Knowledge,  the Corporation
                         has all Environmental Approvals that are required in order to carry on its operations and activities and said Environmental Approvals are in full force and effect; the Corporation is in compliance with all said Environmental Approvals;

                6.11.2.4 to the Vendors' Best Knowledge there is no friable
                         asbestos  or  urea   formaldehyde  in  any  walls,
                         roofing or plumbing in any of the Facilities;

                6.11.2.5 other than  the transformers currently  in use  or held as spares, to the Vendors' Best Knowledge the Corporation does not use or store any polychlorinated biphenyls ("PCBs") in a manner which constitutes an Environment Noncompliance;

                6.11.2.6 to the  Vendors' Best Knowledge, there  are no and have not been any processes, operations, equipment or any other activity at or on any Facility or in the course of transportation from or to any Facility which currently result or have in the past resulted in the release or threatened release of Hazardous Materials into the Environment, or which otherwise contribute or contributed to Environmental Conditions or constitutes or constituted an Environmental Noncompliance;

                6.11.2.7 there  are  no   underground  storage  tanks,   or
                         underground piping associated with tanks, used for the containment or management of Hazardous Materials at any Facility which do not have a full secondary containment system in place, and there are no abandoned underground storage tanks at any Facility which have not been either abandoned in place or removed pursuant to an Environmental Approval in accordance with Environmental Laws;

                6.11.2.8 to  the  Vendors'  Best  Knowledge,  none  of  the
                         Facilities has ever been used as a waste disposal, waste storage or landfill site;

                6.11.2.9 to  the Vendors'  Best Knowledge,  the Corporation
                         has complied with all contracts, agreements or understandings entered into with the government authorities relating to environmental matters; and


                6.11.2.10     all  engineering  and environmental  data and
                         studies with respect to the Corporation or the Facilities which have been prepared in the last five years and which are in the possession of the Vendor have been delivered to the Purchaser.

     6.12 Labour Relations

          Without restricting the provisions of Section 6.7.7 and except as set out in the Disclosure Schedule:

          6.12.1 there is no collective agreement governing the labour relations of the Corporation and its employees, and no union has been certified in respect thereof, nor is any proceeding in process for obtaining a union certification or the conclusion of a collective agreement with respect to such employees;

          6.12.2 the Corporation has observed in all respects the provisions of all applicable laws and regulations respecting  employment,  including,  but  not  limited  to, labour standards legislation and regulations and legislation and regulations prohibiting discrimination, and there is no complaint, civil action or other proceeding in process alleging a violation of any such law or regulation; and

          6.12.3 the Corporation has not received any remedial order or notice of offence under (a) the Act Respecting Occupational Health and Safety (Quebec) R.S.Q., c. S-2.1, (b) the Workmen Compensation Act (Quebec) R.S.Q., c. A-3 or (c) the Act Respecting Industrial Accidents and Occupational Diseases (Quebec) R.S.Q., c. A-3.001, or under equivalent statutes or regulations in other jurisdictions, except in respect of matters which have been settled or remedied since the issuance of such order or notice, and the Corporation has performed all its financial or monetary obligations under such statutes or regulations towards its employees and towards the Commission or equivalent body having jurisdiction in respect thereof, and, to the knowledge of either of the Vendors, there are no facts which may give rise to a claim for which the Corporation might be held liable under the provisions of the said statutes or regulations.

     6.13 Bank Accounts, Etc.

          The Disclosure Schedule sets out the name of

          6.13.1 each bank, trust company or other Person with which the Corporation has an account or safekeeping arrangement or safety deposit box and the names of each Person authorized to operate or have access to such account, arrangement or box on behalf of the Corporation; and

          6.13.2 each Person holding a general or special power of attorney from the Corporation with a summary of the terms thereof.

     6.14 Conflicting Interests

          Neither the Vendors nor any Affiliate of either of the Vendors or of the Corporation, nor any officer, director, or shareholder of either of the Vendors or of any such Affiliate or of the Corporation, nor any member of their respective families owns, or during the last 3 years has owned, directly or indirectly, or has or during the last 3 years has had a substantial ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements with the Corporation or which is competitive with any business or property of the Corporation.

     6.15 No Finder's or Broker's Fee

          No Person other than Werner Management Consultants Inc. and/or Martin Rubenstein has, or as a result of any of the transactions contemplated hereby will have, as a result of any commitment of either of the Vendors or of the Corporation towards such Person, any right, interest or valid claim against or upon the Purchaser or the Corporation or any of their respective properties for any commission, fee, or other compensation as broker or finder or for
          services in any similar capacity. At or prior to the Closing, the Vendors and/or the Corporation will pay, to the complete exoneration of the Purchaser and the Corporation, any and all commissions, fees and other compensation due to the said Werner Management Consultants Inc. and/or Martin Rubenstein and will indemnify the Purchaser and hold the Purchaser harmless against and from any and all claims, demands, losses, suits, costs and expenses suffered or incurred by the Purchaser in respect thereof.

     6.16 Vendors' Residence

          Neither of the Vendors is a non-resident within the meaning of that term as used in the Income Tax Act of Canada.

     6.17 Full Disclosure

          6.17.1 The Vendors, by their respective duly appointed officers, have made or caused to be made due enquiry with respect to each of the representations, warranties, and statements contained in this Agreement and in each of the schedules, certificates, documents and other writings referred to herein or furnished to the Purchaser hereunder, and none of the same contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

          6.17.2 Except as set out herein or in the Disclosure Schedule, there is no fact or circumstance presently known to the Vendors which materially adversely or in the future may (so far as the Vendors can now reasonably foresee) materially adversely affect the condition (financial or otherwise), property, assets, liabilities, business, operations, or prospects of the Corporation or the ability of the Vendors to perform their obligations hereunder.

     6.18 Investment

          6.18.1 Each of Vendors understands that the Notes (and any underlying shares of Culp common stock) have not been, and will not be, registered under the Securities Act, or under the securities laws of any state of the United States or any province of Canada, and are being offered and sold in reliance upon U.S. federal, state and provincial exemptions for transactions not involving any public offering.

          6.18.2 Each of the Vendors is acquiring the Notes (and any underlying shares of Culp common stock) solely for its own account for investment purposes, and not with a view to the distribution thereof.

          6.18.3 Each of Vendors is a sophisticated investor with knowledge and experience in business and financial matters and has received certain information concerning the Purchaser and Culp and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Notes (and any underlying shares of Culp common stock).

          6.18.4 Each of the Vendors is able to bear the economic risk and lack of liquidity inherent in holding the Notes (and any underlying shares of Culp common stock), and is an accredited investor within the meaning of Rule 501(a) of the Regulation D promulgated under the Securities Act.

7.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Vendors as follows:

     7.1  Enforceability of the Agreement

          The Purchaser has full power and authority to purchase and acquire the Purchased Shares as herein provided and has been duly authorized to execute and become a party to this Agreement and to consummate the transactions herein provided.

     7.2  No Violation

          Neither the entering into of this Agreement nor the consummation of any of the transactions contemplated hereby will result in the violation of any of the terms or provisions of the constating documents or by-laws of the Purchaser or of any agreement, written or oral, to which the Purchaser is a party or any law or regulation of any jurisdiction to which the Purchaser is subject.


     7.3  No Legal Proceedings

          The Purchaser is not aware of any legal proceedings pending or threatened or of any circumstances which may reasonably be expected to give rise to such proceedings which in any way might interfere with the purchase of or payment for the Purchased Shares or the consummation of any of the transactions herein contemplated.

     7.4  No Finder's Fee

          No Person has, or as a result of any of the transactions contemplated hereby will have, by reason of any commitment of the Purchaser towards such Person, any right, interest, or valid claim against or upon the Vendors or any property of the Vendors for any commission, fee, or other compensation as broker or finder or for services in any similar capacity.

     7.5  Purchaser's Residence

          The Purchaser is resident in Canada but is an American as defined in and for the purposes of the Investment Canada Act.

8.   SURVIVAL AND RELIANCE ON REPRESENTATIONS AND
     WARRANTIES AND INDEMNIFICATION

     8.1  Survival Notwithstanding Investigation

          Notwithstanding any investigation conducted before or after the Closing Date and notwithstanding any actual or implied knowledge or notice of any fact or circumstance which any Person may have as a result of such investigation or otherwise, the parties hereto shall be entitled to rely upon the representations and warranties set forth herein and the obligations of the parties hereto with respect thereto shall survive the Closing Date and shall continue in full force and effect in accordance with the terms of this Section 8.

     8.2  Indemnification by Vendors

          The Vendors shall be liable jointly to the Purchaser and to the Corporation and shall jointly defend, indemnify and hold harmless the Purchaser and the Corporation against any and all loss, liability or expense, excluding indirect or consequential damages, arising directly or indirectly out of

          8.2.1 the breach of any agreement, covenant, representation or warranty of the Vendors contained in this Agreement or in any document required to be furnished by the Vendors to the Purchaser hereunder and

          8.2.2 the non-fulfillment of any agreement, covenant or obligation of either of the Vendors contained in this Agreement or in any other agreement or contract required to be entered into by either of the Vendors pursuant hereto to the extent not waived in writing by the Purchaser.

     8.3  Indemnification by Purchaser

          The Purchaser shall be liable to the Vendors and shall defend, indemnify and hold harmless the Vendors against any and all loss, liability or expense, excluding indirect or consequential damages, arising directly or indirectly out of

          8.3.1 the breach of any agreement, covenant, representation or warranty by the Purchaser contained in this Agreement or in any document required to be furnished by the Purchaser to the Vendors hereunder and

          8.3.2 the non-fulfillment of any agreement, covenant or obligation of the Purchaser contained in this Agreement or in any contract or agreement required to be entered into by the Purchaser pursuant hereto, to the extent not waived in writing by the Vendors.

     8.4  Indemnification against Third Party Claims

          8.4.1 Promptly upon receipt by either the Purchaser, either of the Vendors or the Corporation (herein referred to as the "Indemnitee") of notice of any Third Party Claim in respect of which Indemnitee proposes to demand indemnification from a party to this Agreement (the "Indemnitor"), the Indemnitee shall give notice to that effect to the Indemnitor with reasonable promptness; provided, however, that failure to give or delay in giving such notice shall not relieve the Indemnitor of its obligations hereunder except and solely to the extent of any prejudice caused to the Indemnitor by such failure or delay.

          8.4.2 The Indemnitor shall, in the event of a Third Party Claim in relation to Taxes, immediately pay all such Taxes, subject to the Indemnitor's right to reimbursement, in whole or in part, if the final decision rendered in respect of such Third Party Claim rejects same, in whole or in part.

          8.4.3 The Indemnitor shall have the right by notice to the Indemnitee not later than 30 days after receipt of the notice described in Section 8.4.1 to assume the control of the defence, compromise or settlement of the Third Party Claim, provided that

                8.4.3.1 such assumption  shall,  by its  terms, be  without cost to the Indemnitee; and

                8.4.3.2 the  Indemnitor shall  at the  Indemnitee's request furnish it with reasonable security against any costs or other liabilities to which it may be or become exposed by reason of such defence, compromise or settlement.

          8.4.4 Upon the assumption of control by the Indemnitor as aforesaid, the Indemnitor shall, at its expense, diligently proceed with the defence, compromise or settlement of the Third Party Claim at Indemnitor's sole expense, including employment of counsel reasonably satisfactory to the Indemnitee and, in connection therewith, the Indemnitee shall co-operate fully, but at the expense of the
                Indemnitor, to make available to the Indemnitor all pertinent information and witnesses under the Indemnitee's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defence, provided always that the Indemnitee shall be entitled to reasonable security from the Indemnitor for any expense, costs or other liabilities to which it may be or may become exposed by reason of such co-operation.

          8.4.5 The final determination of any such Third Party Claim, including all related costs and expenses, will be binding and conclusive upon the parties hereto and the Corporation as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitor hereunder.

          8.4.6 Should the Indemnitor fail to give notice to the Indemnitee as provided in Section 8.4.3, the Indemnitee shall be entitled to make such settlement of the Third Party Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Third Party Claim shall be binding upon the Indemnitor.

     8.5  Indemnification to be After Tax, Insurance, Etc.

          The amount of the indemnification for any loss, liability or expense which the Vendors, Purchaser or the Corporation shall be entitled to receive from any party hereto pursuant to this Agreement shall be payable on demand and shall be determined after giving effect to any insurance recoveries, tax savings and recoveries from third parties other than the Corporation.

     8.6  Expiry of Liability

          8.6.1 The agreements, covenants, representations and warranties of the Vendors and the Purchaser herein, other than those of the Vendors relating to any liability of the Purchaser or of the Corporation for the payment of any Taxes and those of the Vendors in Section 6.11, shall terminate upon the expiry of the period of two (2) years following the Closing Date, except to the extent that, during such period, the Purchaser or the Corporation shall have given notice to the Vendors of a claim in respect of any such agreement, covenant, representation or warranty, including reasonable description of the claim and the basis therefor, in which case such agreement, covenant, representation and warranty shall continue in full force and effect until the final determination of such claim.

          8.6.2 The agreements, covenants, representations and warranties herein of each of the Vendors relating to any liability of the Purchaser or of the Corporation for the payment of Taxes arising out of this Agreement, arising from the business and assets of the Corporation as conducted or held up to and including the Closing Date, or arising from any of the transactions contemplated by this Agreement, shall terminate upon the expiry of the limitation or prescription period under the relevant taxing statutes, but the Purchaser covenants that, from and after the Closing Date, it will exercise all reasonable efforts to ensure that neither it nor the Corporation, without prior notice to the Vendors, enters into any agreement, waiver or other arrangement which provides for an extension of time with respect to the filing of any tax return or the payment or assessment of any Taxes dealt with by any such agreement, covenant, representation or warranty.

          8.6.3 The representations  and warranties of each  of the Vendors
                contained  in   Section  6.11  shall  survive  the  Closing
                indefinitely.


     8.7 De Minimis. The Vendors and the Purchaser each agree that they shall not assert against the other and the Purchaser shall not assert against the Balance or any Bank Guarantee delivered to the Purchaser pursuant to Sections 3.4 or 3.5 any claim or claims under this Section 8 and the Indemnitor shall not be obliged to indemnify the Indemnitee in respect of any such claim or claims unless and until the aggregate amount of the claim or claims reported to the other to that date, including the claim or claims then being reported, is in excess of $75,000.

     8.8  Limitation  of Liability.   The  liability of each of the Vendors
          as  an  Indemnitor  in respect  of  any claim  or  claims  of the
          Purchaser  as   an  Indemnitee  for  indemnification  under  this
          Section 8  is limited  to  an
          aggregate amount of Five Million Dollars ($5,000,000) and the liability of the Purchaser in respect of any such claim or claims of the Vendors is limited to an aggregate of Ten Million Dollars ($10,000,000).

     8.9 Set-Off. Except when a Purchaser's Default has occurred and has not, except in the case of default of the Purchaser to deliver certificates for shares of CULP within the delays stipulated in Sections 3.3 and 3.4 which shall require no notice, been rectified by the Purchaser within ten (10) days following notice thereof given by the Vendors to the Purchaser, the Purchaser shall be entitled to set off and claim against (i) the Balance or
          (ii) any portion of the Balance or any Bank Guarantee delivered to the Purchaser pursuant to Sections 3.4 or 3.5 any amount of indemnification due by the Vendors to the Purchaser under this
          Section 8, subject to the provisions of Sections 3.4 and 3.5 with respect to the enforceability of the Bank Guarantee.



     8.10 Arbitration.

          8.10.1 All disputes with respect to claims for indemnification pursuant to this Section 8 arising from an alleged breach of any representation or warranty made in
                    Section 6 or Section 7 shall be decided by a single arbitrator (selected as described below) in the City of Montreal, Quebec in accordance with the rules of Book VII of the Code of Civil Procedure of the Province of Quebec (except to the extent modified in this Section 8.10) unless the parties mutually agree in writing to the contrary. The arbitrator will be one of the three persons designated on the List of Arbitrators (the
                    "Arbitrator  List"  to  be  delivered  at   closing  in
                    accordance  with   Sections  9.10  and  10.2   .    The
                    arbitrator shall be selected from the Arbitrator List in the order of preference established thereby, on the basis of the availability of the person whose name is listed. For greater clarity, if the first person named on the Arbitrator List is unavailable, the second person named will be selected and if the second person named is unavailable, the third party will be selected. The selection process will be carried out jointly by the Vendors and the Purchaser within five (5) business days of the date of the Notice provided for in Section 8.10.2.

          8.10.2 Notice of the demand for arbitration (the "Notice") by either party hereto (the party making a demand for
                    arbitration  shall   be  referred  to   herein  as  the
                    "Notifying Party") shall be made in writing to the other party to this Agreement (the party receiving a demand for arbitration from a Notifying Party shall be
                    referred  to  herein as  the  "Notified  Party").   The
                    Notice  shall  be  accompanied,  if  desired,   by  the
                    Notifying Party's written request for the Notified Party's production of documents related to the subject matter of the demanded arbitration. The Notified Party shall within five (5) business days of its receipt of the Notice deliver to the Notifying party all documents
                    reasonably requested  by the  Notifying Party.   Within
                    five (5) days after its receipt of the Notice, the Notified Party shall deliver to the Notifying Party, if desired, its written request for the Notifying Party to produce documents related to the subject matter of the
                    demanded arbitration.   The Notifying Party  shall have
                    five (5) business days following its receipt of such written request from the Notified Party to produce all reasonably requested documents. The period between the date of delivery of the Notice and the expiration of the fifth (5th) business day following the Notifying Party's receipt of the Notified Party's request for production of documents shall be referred to herein as
                    the  "Discovery  Period".    Anything   herein  to  the
                    contrary notwithstanding, a party shall not be required
                    to disclose documents  protected by the attorney-client
                    privilege.    The  parties  shall not  be  entitled  to
                    conduct any discovery other than that provided for herein, i.e. the parties shall not be entitled to
                    request  or   take   depositions  or   submit   written
                    interrogatories  or perform  any other discovery.   All
                    meetings and discussions between the Vendors, or either of them, and the Purchaser, or their representatives, held for purposes of resolving disputes shall be considered settlement discussions and any statements made by the Vendors, the Purchaser or any of their respective representatives, at or in connection with such meetings or discussions, may not be used or referred to in any way in any subsequent proceeding.

          8.10.3 Within five (5) business days after the expiration of the Discovery Period, the arbitrator shall set a time and date for a prehearing conference between the arbitrator
                    and  the   parties  to  the  arbitration,   which  such
                    prehearing conference shall be held within fifteen (15) days of the expiration of the Discovery Period. At the prehearing conference, the arbitrator shall resolve all disputes between the parties with respect to permitted document production requests and shall set a date for convening the parties to the arbitration within ten
                    (10) days of the prehearing conference.

          8.10.4  The  arbitration  shall  be  completed  within  three  (3)
                    consecutive business days.   The Notifying Party  shall
                    have the first day to present its position and the Notified Party shall have the next one and one-half(1 1/2) successive business days to present its position. The
                    Notifying  Party  shall  then   have  one-half  of  one
                    business  day to  rebut  the position  of the  Notified
                    Party.   The  amount of  time spent  by a  party cross-
                    examining the witnesses presented by the other party shall be deducted from the time allotted to the party conducting the cross-examination for the presentation of  its  position or  from  its rebuttal  of  the other
                    party's  position.    The  arbitrator  shall  render  a
                    decision  within  fourteen  (14)  days   following  the
                    completion of the arbitration. The award rendered by the arbitrator shall be final and binding upon the
                    parties.   The arbitrator shall have the power to award
                    attorneys' fees to either  party in accordance with the
                    terms of this Agreement.   Interest shall accrue on the
                    award from the date of the award to the date of payment at the then current prime rate of The

                    Toronto Dominion Bank as such may be amended from time to time.

          8.10.5  The expense  of any such arbitration (including attorneys'
                    fees  incurred  in  the   arbitration  process  by  the
                    participating parties) (a) shall be borne by the party seeking indemnification in the proportion that the aggregate dollar amount of the disputed items submitted to the arbitration by the party seeking indemnification that are unsuccessfully disputed by such party bears to the aggregate dollar amount of such items submitted to the arbitration by such party and (b) shall be borne by the Indemnifying Party in the proportion that the aggregate dollar amount of the disputed items submitted to the arbitration by the party seeking indemnification that are successfully disputed by such party bears to the aggregate dollar amount of such items submitted to the arbitration by such party.

     8.11 Nonexclusivity of Remedy; Waiver of Certain Rights

          Except  for those  provisions requiring  arbitration pursuant  to
          Section 8.10 with respect to an alleged breach of a warranty or representation in Sections 6 or 7 for which arbitration pursuant to Section 8.10 shall be the exclusive remedy, the indemnification provisions of Section 8 are in addition to, and not in derogation of, any statutory, equitable, or civil or common law remedy (including, without limitation, any remedy described in Section 13.2) any party may have for any and all breaches or failures of representations, warranties, covenants, contracts and agreements made in or pursuant to this Agreement or with respect to the transactions contemplated hereby.

9.   COVENANTS OF THE VENDORS

     The Vendors covenant and agree with the Purchaser as follows:

     9.1  Best Efforts to Maintain and Preserve

          The Vendors will exercise their best efforts with due diligence to ensure that, from the date hereof until the Closing Date,

          9.1.1 the business of the Corporation will be conducted, except as otherwise herein provided or approved in writing by the Purchaser, only in the ordinary course in substantially the same manner as heretofore and in such manner that each of the representations and warranties made by the Vendors herein as of the date hereof will, on the Closing Date, be true and correct;

          9.1.2 the business organization of the Corporation will be maintained intact, the services of its competent officers and employees will be retained, and its relationships with and the goodwill of its customers, suppliers and others having business relations with it will be preserved, the whole so as to maintain the goodwill and on-going business of the Corporation.

     9.2  Notice of Cessation in Ordinary Course

          The Vendors will promptly notify the Purchaser of the happening or existence or apprehended happening or existence of any event or circumstance on or prior to the Closing Date by reason of which the business of the Corporation has ceased or may cease to be conducted in the ordinary course as heretofore or by reason of which the representations and warranties made by the Vendors herein may cease to be true and correct.

     9.3  Access for Purchaser

          The Vendors will cause the Corporation to permit the Purchaser by its duly appointed officers, employees and representatives at any time and from time to time prior to the Closing Date, during reasonable business hours, to make such investigation of the business, properties and rights of the Corporation  and of  its
          financial and legal condition as the Purchaser may deem necessary or advisable in order to become familiar with such business, properties and assets and other matters including, without limitation, full access to all premises at which any business is carried on by the Corporation; and produce or cause to be produced for inspection by the Purchaser, its officers, employees and representatives, all leases, licences, contracts, title documents, insurance policies, pension plans, guarantees, lists of salaries (management and others), management contracts, documents relating to pending lawsuits, title deeds and share certificate books, share registers, constating documents of the Corporation and all other corporate documents, and all books, records, accounts and other statements, and all other data which in the opinion of the Purchaser or its said officers, employees or representatives are required to make an examination of the Corporation and its business, properties and rights.

     9.4  Maintain Insurance

          The Vendors will cause the Corporation to continue to maintain in full force and effect all policies of insurance now in effect or duly renew the same upon substantially the same terms and conditions.

     9.5  Corporate Proceedings for Transfer

          The Vendors will cause the Corporation to take all necessary steps and proceedings as may be considered appropriate by counsel for the Purchaser in order that the Purchased Shares may be duly and regularly transferred to the Purchaser as of the Closing Date.

     9.6  Replacement of Officers and Directors

          The Vendors will cause such directors and officers of the Corporation to be replaced at or prior to the Closing Date by such nominees as the Purchaser may notify to the Vendors not less than 3 days prior to the Closing Date.

     9.7  Further Assurances

          The Vendors, upon the request of the Purchaser, whether before or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable in the opinion of counsel to the Purchaser to effect complete consummation of the transactions contemplated by this Agreement.

     9.8  Exclusivity


          Neither of the Vendors will (and will not cause or permit the Corporation to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person (other than the Purchaser) relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Corporation (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Vendors will not vote the Purchased Shares in favor of any such acquisition (including any merger, consolidation, or share exchange). The Vendors will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     9.9  1994 Audited Financing Statements

          The Vendors will cause Price Waterhouse, Chartered Accountants, to prepare and deliver to the Corporation prior to February 15, 1995 the audited financial statements of the Corporation for the
          year  ended  December  31,  1994.    The  Purchaser's  designated
          accountant shall have the right to attend the inventory count carried out in connection with the preparation of such audited financial statements for the year ended December 31, 1994 by Price Waterhouse, Chartered Accountants and the Vendors will give timely notice of the date and time of such count to the Purchaser to permit the attendance of such designated accountant.

     9.10 List of Arbitrators

          The Vendors shall agree with the Purchaser and initialled a List of Arbitrators for the purposes of any required arbitration in accordance with Section 8.10.

10.  COVENANTS OF THE PURCHASER

     The Purchaser covenants with the Vendors as follows:

     10.1 Discharge of Toronto Dominion Bank Security

          The Purchaser concurrently with the Closing will pay to the Toronto Dominion Bank (the "Bank") all amounts owing by the Corporation to the Bank at Closing and discharge all security held by the Bank in respect of such amounts.

     10.2 List of Arbitrators

          The Purchaser shall agree with the Vendors and initial a List of Arbitrators for the purposes of any required arbitration in accordance with Section 8.10.

     10.3 Investment Canada Act

          The Purchaser will in accordance with the Investment Canada Act, give notice of its acquisition of the Purchased Shares following the Closing and will indemnify the Vendors against and hold them harmless from any and all liability which they may suffer or incur under the Investment Canada Act by reason of the failure of the Purchaser to fulfill any of its obligations under that Act.

11.  CONDITIONS OF CLOSING

     11.1 Conditions for the Benefit of the Purchaser

          The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser to be fulfilled and performed on or prior to the Closing Date:

          11.1.1  Representations and Warranties Remain Correct

          Each of the representations and warranties of the Vendors contained in this Agreement or in any certificate or other document delivered to the Purchaser pursuant hereto shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date and the Purchaser shall have received on the Closing Date a certificate dated the Closing Date, in form satisfactory to counsel for the Purchaser, signed by duly authorized officers of both Vendors to the effect that such representations and warranties referred to above are true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date.

          11.1.2  Compliance with Covenants

                  The Vendors shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them or either of them on or prior to the Closing Date.

          11.1.3  Permits, Etc.

                  On or before the Closing Date, there shall have been given to or obtained from, as the case may be, all appropriate Persons, including without limiting the generality thereof, all federal, provincial,  state,
                  municipal or other governmental or administrative bodies, all such notices, permits, approvals and consents, in form and terms satisfactory to Counsel for the Purchaser, as may be required in order to permit the change of ownership of the Purchased Shares and the transactions contemplated herein provided for to be completed without affecting or resulting in the cancellation or termination of any licence, permit, franchise, contract or other right held by the Corporation, and without thereby imposing on the Purchaser or the Corporation any additional expense, liability, constraint, penalty or other liability, which notices, permits, approvals and consents shall include, without limiting the generality of the foregoing, those set out in the Disclosure Schedule.

          11.1.4 Environmental Audit and Rectification of Environmental Noncompliances and Environmental Conditions

                  An  environmental  audit is  to  be  carried out  by  the
                  Purchaser in order to determine compliance of the Facilities and operations of the Corporation with all Environmental Laws and Environmental Approvals, and to identify existing or potential Environmental Noncompliances and Environmental Conditions (the "Environmental Audit").

                  It is agreed that the Closing is conditional on, and subject to, the full cooperation of the Vendors in the conducting of the Environmental Audit and the satisfaction of the Purchaser with the results thereof.

                  In the event that any Environmental Noncompliance or Environmental Condition is required by the Purchaser to be rectified by the Vendors prior to the Closing or as a condition thereof, the Purchaser shall give notice thereof to the Vendors requiring the Vendors to elect either (i) to cause such rectification, entirely at their cost, within a delay to be prescribed by the Purchaser in
                  such notice or (ii) to terminate this Agreement. The Vendors shall give notice of their election to the Purchaser within seven (7) days of the Purchaser's notice. In the event that the Vendors elect to cause such rectification within the delay prescribed by the Purchaser, the Closing Date shall be deferred to a date which is fifteen (15) days following written notice by the Purchaser to the Vendors that the Purchaser is satisfied with such rectification and the provision made by the Vendors for the costs thereof. In the event that the rectification is not completed within the prescribed delay or if the Purchaser gives notice to the Vendors that it is not satisfied therewith, this Agreement shall terminate.

          11.1.5  Title Search

                  Without prejudice to or in any way affecting the representations and warranties provided by the Vendors in
                  Section 6.5.3, the Purchaser shall have completed an examination of title to the immovable properties of the Corporation and determined, to its satisfaction, that the Corporation has good and marketable title to all its immovable properties and interests therein, free and clear of any Liens.

          11.1.6  Due Diligence

                  Without  prejudice  to  or   in  any  way  affecting  the
                  representations and warranties provided by the Vendors in this Agreement, the Purchaser shall have completed and be
                  satisfied  with   the  results  of   its  due   diligence
                  investigation  of  the  Corporation,  including,  without
                  limitation,   such   investigation   of   the   business,
                  properties and rights of the Corporation and of its financial and legal condition, including the level of bank indebtedness, as the Purchaser may deem necessary or advisable in order to become familiar with such business, properties and assets and other matters.

          11.1.7  No Actions or Proceedings

          No action or proceeding at law or in equity shall be pending or threatened by any Person, including without limiting the generality thereof any governmental authority, regulatory body or agency to enjoin or prohibit:

                  11.1.7.1    the purchase and sale of the Purchased Shares
                         contemplated hereby or the right of the Purchaser to own the Purchased Shares; and

                  11.1.7.2    the  right of the  Corporation to conduct its
                         operations and carry on its business in the normal course.

          11.1.8  Opinion of Vendors' Counsel

          The Purchaser shall have received from Counsel for the Vendors a favourable opinion addressed to the Purchaser, dated the Closing Date in the terms of the draft opinion set out in Exhibit 4 with such additions or modifications thereto as shall be mutually agreed between Counsel for the Vendors and Counsel for the Purchaser acting reasonably and as to such other matters incident to the transactions contemplated hereby as the Purchaser or Counsel for the Purchaser may reasonably request. In providing such opinion, Counsel for Vendors may rely upon the opinion of Bennett, Jones, Verchere with respect to matters governed by the laws of the Province of Alberta and with respect to the matters referred to in Sections 6.1.2 and 6.1.3 and shall express no opinion with respect to matters governed by laws of the United States.

          11.1.9  Corporate and Other Proceedings

          All corporate and other proceedings of the Corporation in connection with the transactions contemplated hereby, and all documents and instruments incident hereto, shall have been duly authorized and executed, shall be in form and substance to the satisfaction of the Purchaser and Counsel for the Purchaser, and the Purchaser and Counsel for the Purchaser shall have received all such documents and instruments, or duly certified copies thereof, as may be reasonably requested.

          11.1.10 Replacement of Officers and Directors

          Each of the officers and directors of the Corporation to be replaced in accordance with the notice referred to in Section 9.6 shall have been replaced by the nominee of the Purchaser named in such notice, and each such nominee shall have been duly appointed or elected to the office or post designated in such notice.

          11.1.11 Employment Agreements

          Each of Maurice Wechsler and Henri Wechsler shall have executed with the Corporation an employment agreement providing for employee services to be furnished to the Corporation in return for remuneration to be paid by the Corporation to each of the said Maurice Wechsler and Henri Wechsler (at mutually agreed intervals) equal to (i) a salary of Cdn.$150,000, (ii) such expenses as shall be mutually agreed upon, and (iii) such bonus incentives as shall be mutually agreed upon.

          11.1.12 Release

                  Each officer and director of the Corporation, shall have executed in favor of the Corporation a release of any claim which he may have against the Corporation as director, officer or employee of the Corporation in respect of any matter occurring prior to the Closing Date.

          11.1.13 Non-Competition and Confidentiality Agreements

          Each of Maurice Wechsler and Henri Wechsler and the Vendors shall have executed with the Purchaser a non-competition and confidentiality agreement in favour of the Corporation, the whole in the form and terms of the draft agreement attached hereto as
          Exhibit 5.

          11.1.14 List of Arbitrators

          A List of Arbitrators for the purposes of Section 8.10 shall have been agreed and delivered, initialled by the Vendors and the Purchaser, to the Purchaser in accordance with the provision of
          Section 9.10.

          11.1.15 Rescission on Failure to Fulfill

          In case any of the foregoing conditions shall not be fulfilled and performed at or before the Closing Date to the reasonable satisfaction of the Purchaser and Counsel for the Purchaser, the Purchaser may rescind this Agreement by notice to the Vendors and in such event, the Purchaser shall be released from all obligations and liability hereunder, the whole without prejudice to any right of the Purchaser to claim for damages or loss of profits arising out of such non-fulfillment or non-performance. The conditions set out in this Section 11.1 are for the exclusive benefit of the Purchaser and may be waived by it in whole or in part by instrument in writing.

     11.2 Conditions for the Benefit of the Vendors

          The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Vendors to be fulfilled and performed on or prior to the Closing Date.

          11.2.1  Compliance with Covenants

          The  Purchaser  shall  have   complied  with  all  covenants  and
          agreements herein agreed to be performed or caused to be performed by it on or prior to the Closing Date.

          11.2.2  Employment Agreements

          Each of Maurice Wechsler and Henri Wechsler shall have executed with the Corporation an employment agreement as required in
          Section 11.1.11.

          11.2.3  List of Arbitrators

                  A List of Arbitrators for the purposes of Section 8.10 shall have been agreed and delivered, initialled by the Vendors and the Purchaser, to the Vendors in accordance with the provisions of Section 10.2.

          11.2.4  Opinion of Culp's Counsel

          The Vendors shall have received from Culp's counsel in the United States a favourable opinion addressed to the Vendors affirming the due execution, validity and enforceability of the guarantee of Culp provided pursuant to Section 5 and the validity and enforceability of the conversion right of the Vendors under the Notes.

          11.2.5  Rescission on Failure to Fulfill

          In case any of the foregoing conditions shall not be fulfilled and performed at or before the Closing Date to the reasonable satisfaction of the Vendors and Counsel for the Vendors, the Vendors may rescind this Agreement by notice to the Purchaser and in such event, the Vendors shall be released from all obligations and liability hereunder, the whole without prejudice to any right of the Vendors to claim for damages or loss of profits arising out of such non-fulfillment or non-performance. The conditions set out in this Section 11.2 are for the exclusive benefit of the Vendors and may be waived by them in whole or in part by instrument in writing.

12.  CLOSING

     The sale and purchase of the Purchased Shares herein provided for shall be consummated and completed on the Closing Date at the Closing Place.

     12.1 At the Closing, the Vendors shall deliver or cause to be delivered to the Purchaser free and clear of all Liens

          12.1.1 a duly executed certificate or certificates for the Purchased Shares, registered in the name of the Purchaser or its duly appointed nominee and

          12.1.2 all such other agreements, contracts, certificates, opinions, consents, approvals, and other documents herein required to be delivered by the Vendors or either of them at or prior to the Closing Date and not theretofore received by the Purchaser.

     12.2 The Purchaser shall deliver or cause to be delivered to or to the order of the Vendors the portion of the Purchase Price referred to in paragraph 3.1 hereof in the form herein required to be so delivered.

13.  MISCELLANEOUS

     13.1 Notices, Etc.

          Any communication provided for under this Agreement shall be in writing in the English language and may be given to the Person to whom it is addressed by delivering the same to or for or mailing the same by certified mail to such Person at the address of such Person as hereinafter set out or at such other address as such Person shall have theretofore notified to the other party or parties hereto. Any communication so addressed and delivered or mailed as aforesaid shall be deemed to have been sufficiently given or made on the date on which it was so delivered or five
          (5) days following the date of mailing, as the case may be.

          To MASGAN INC.:     145 Finchley Rd.
                              Hampstead, Quebec
                              H3X 3A3

          With copy to:       Kugler Kandestin
                              1 Place Ville Marie
                              Suite 2101
                              Montreal, Quebec
                              H3B 2C6

                              Attention:     Gerald Kandestin or
                                             Arthur Wechsler


          To SALORNA INC.:    141 Finchley Rd.
                              Hampstead, Quebec
                              H3X 3A3

          With copy to:       Kugler Kandestin
                              1 Place Ville Marie
                              Suite 2101
                              Montreal, Quebec
                              H3B 2C6

                              Attention:     Gerald Kandestin or
                                             Arthur Wechsler


          To the Purchaser:   c/o The Vice President and
                                Chief Financial Officer
                              Culp, Inc.
                              P.O. Box 2686
                              101 South Main St., 7th Floor
                              High Point, N.C.
                              U.S.A. 27261-2686

          With copy to:       Ogilvy Renault
                              1981 McGill College
                              Suite 1100
                              Montreal, Quebec
                              H3A 3C1

                              Attention:     Richard J.F. Bowie

     13.2 Specific Performance

          Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     13.3 Governing Law

          This Agreement shall in all respects be governed by and construed in accordance with the laws of the Province of Quebec, including all matters of construction, validity and performance.

     13.4 Time of the Essence

          Time shall be of the essence of this Agreement.

     13.5 Public Announcement

          No public announcement with respect to this Agreement or any transaction contemplated hereby shall be made by the parties hereto unless and until the text of the announcement and the time and manner of its release have been approved by the other party hereto, provided that, if at any time, any party hereto shall be bound by applicable law to make any such public announcement, such party shall be at liberty to do so, after consultation with the other party.

     13.6 Expenses

          Each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its counsel, employees, agents and representatives.

     13.7 Successors and Assigns

          This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, representatives and permitted assigns, provided that no benefit under this Agreement may be voluntarily assigned by any party without the prior consent of the other party.

     13.8 References to Disclosure Schedule

          Any matter declared in any numbered section of this Agreement to be set out, stated, described or reflected in the Disclosure Schedule shall be deemed to have been sufficiently disclosed to the parties hereto for all purposes of this Agreement if, in a section of the Disclosure Schedule bearing the same number, such matter has been fully and plainly described or there is a cross reference to another section of the Disclosure Schedule containing such full and plain description.

     13.9 Entire Agreement

          This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements between such parties. Neither this Agreement nor any of the terms hereof may be changed, waived, discharged or terminated otherwise than by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or modification is sought. Any waiver of any term or condition or any breach of any covenant of this Agreement shall not operate as a waiver of any other such term or condition or breach, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

     13.10     Counterparts

          This Agreement may be executed by the parties hereto in several counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall constitute but one and the same instrument.

     13.11 Language

          The parties hereto confirm that it is their wish that this Agreement as well as all other documents relating hereto including communications have been and shall be drawn up in English only.

          Les parties aux presentes confirment leur volonte que cette convention, de meme que tous les documents, y compris tous avis, s'y rattachant, soient redies en anglais seulement.


     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first hereinbefore written.


                              MASGAN INC.

                              Per: Maurice Wechsler
                                   Maurice Wechsler


                              SALORNA INC.

                              Per: Henri Wechsler
                                   Henri Wechsler


                              3096726 CANADA INC.

                              Per: Franklin N. Saxon

   Rayonese Textile Inc.

                                 Financial Statements

                                  December 31, 1993

Price Waterhouse

January 14, 1994

Auditors' Report

To the Shareholders of
Rayonese Textile Inc.

We have audited the balance sheet of Rayonese Textile Inc. as at December 31, 1993 and the statements of loss and deficit and changes in financial position for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, an all material respects, the financial position of the company as at December 31, 1993 and the results of its operations and the changes in financial position for the year then ended in accordance with generally accepted accounting principles.



Price Waterhouse

Chartered Accountants

Rayonese Textile Inc.

Balance Sheet


                                                  December 31
                                             1993           1992

Assets

Current Assets
  Accounts receivable                   $1,700,036     $1,854,831
  Inventories (Note 2)                   2,847,700     2,891,000
  Prepaid Expenses                          47,400          6,000
                                         4,595,136      4,751,831

Property, plant and equipment (Note 3)   4,151,020      4,666,211
                                        $8,746,156     $9,418,042


Liabilities

Current liabilities
  Bank Indebtedness (Note 4)            $2,027,283     $1,549,269
  Accounts payable and accrued charges     563,763        844,455
  Current portion of long-term debt
    (Note 4)                               420,000        420,000
  Income taxes payable                       1,998          1,607
  Dividend payable                      __________        130,000
                                         3,013,044      2,945,331

Long-term debt (Note 4)                    985,000      1,405,000

Deferred income taxes                      497,297        587,297
                                         4,495,341      4,937,628


Shareholders' Equity

Stated capital (Note 5)                  4,110,000      4,110,000
Contributed surplus                        493,137        493,137
Deficit                                  (352,322)
(122,723)
                                         4,250,815      4,480,414

                                        $8,746,156     $9,418,042

Approved by the Board  __________ Director ____________ Director

Rayonese Textile Inc.

Statement of Loss and Deficit


                                        Year ended December 31
                                         1993             1992

Gross sales                        $11,282,100           $13,151,964

Discounts                              141,827               142,257

Net sales                           11,140,273            13,009,707

Cost of goods sold                  10,313,840            11,684,224

Gross profit                           826,433             1,325,483

Selling expenses                       292,477               299,658
Administrative expenses                642,517               725,880
Interest on long-term debt              99,944               141,670
Interest on demand loan                109,096               135,740
                                     1,144,034             1,302,948

Income (loss) before income taxes     (317,601)               22,535

Provision for income taxes
  (recovery)
     Current                             1,998                 1,607
     Deferred                          (90,000)                5,137
                                       (88,002)                6,744

Net income (loss) for the year        (229,599)               15,791

Retained earnings (deficit),
  beginning of year                   (122,723)               66,486

Dividends                                                    (205,000)

Deficit, end of year               $  (352,322)            $ (122,723)

Rayonese Textile Inc.

Statement of Changes in Financial Position


                                        Year ended December 31
                                         1993             1992

Operating activities
  Net income (loss) for the year   $  (229,599)        $   15,791
  Items not involving a current
     cash flow
     Depreciation                      597,997            596,098
     Deferred income taxes             (90,000)             5,137
     Loss on disposal of fixed
       assets                                               1,008
                                       278,398            618,034

Net change in non-cash operating
  elements of working capital         (253,606)             1,414

Cash provided by operating
  activities                            24,792            619,448

Investment activity
  Purchase of fixed assets - net       (82,806)           (77,240)

Financing activities
  Dividends                                              (205,000)
  Repayment of term loan              (420,000)        (1,975,000)
  New debt                                              2,000,000

  Cash used in financing
    activities                        (420,000)          (180,000)

Net cash increase (decrease)
  during the year                     (478,014)           362,208

Bank indebtedness, beginning of
  year                              (1,549,269)        (1,911,477)
Bank indebtedness, end of year     $(2,027,283)       $(1,549,289)

Rayonese Textile Inc.

Notes to Financial Statements
December 31, 1993


1.   Summary of significant accounting policies

     Inventories
     Inventories are valued at the lower of cost and net realizable value.

     Fixed assets and depreciation
     Fixed assets are recorded at cost which is net of the proceeds of government grants and investment tax credits.
     Maintenance and repairs are charged against operations as incurred.

     Depreciation is based on the estimated useful lives of the assets. The following methods and composite rates of depreciation are used for the principal assets of the business:

  Building                         5% diminishing balance
  Machinery and equipment          6  straight-line - 20%
                                     diminishing balance
  Furniture and fixtures           20% diminishing balance
  Automobiles and automotive
    equipment                      30% diminishing balance

  Income taxes
  Income taxes are accounted for on the tax allocation method whereby taxes are fully provided for on reported income at current tax rates. Deferred income taxes are a result of claiming deductions from taxable income, as permitted by income tax regulations, in amounts which do not coincide with those charged for financial reporting purposes.

2.   Inventories

                                         1993             1992

     Finished products                  $  329,889     $  265,606
     Work in process                     1,519,230      1,607,930
     Raw materials                         184,674        202,019
     Factory supplies                      813,907        815,445
                                        $2,847,700     $2,891,000

Rayonese Textile Inc.

Notes to Financial Statements
December 31, 1993                                          Page 2


3.   Property, plant and equipment

                                             1993
                              ___________________________________
                                         Accumulated
                              Cost       depreciation      Net
Land                     $    27,740    $              $   27,740
Building                   2,384,494     1,650,150        734,344
Machinery and equipment   11,041,188     7,702,311      3,338,877
Furniture and fixtures       153,585       128,400         25,185
Automobiles and
  automotive equipment        95,820        70,946         24,874
                         $13,702,827    $9,551,807     $4,151,020


                                             1992
                              ___________________________________
                                         Accumulated
                              Cost       depreciation      Net
Land                     $    27,740    $              $   27,740
Building                   2,371,846     1,609,070        762,776
Machinery and equipment   10,972,976     7,162,107      3,810,869
Furniture and fixtures       151,639       122,347         29,292
Automobiles and
  automotive equipment        95,820        60,286         35,534
                         $13,620,021    $8,953,810     $4,666,211


4.   Bank indebtedness and long-term debt

                                         1993             1992

     Term loan at bank prime rate
       plus 1/2% repayable in
       monthly installments of
       $35,000                       $1,405,000        $1,825,000

     Less:  Portion included in
       current liabilities              420,000           420,000
                                    $   985,000        $1,405,000

     The term loan is secured by a fixed and floating charge over land, building, machinery and equipment.

Rayonese Textile Inc.

Notes to Financial Statements
December 31, 1993                                          Page 3

Loan repayments over the next four years amount to:

     1994                $420,000
     1995                $420,000
     1996                $420,000
     1997                $145,000

     Bank indebtedness is secured by a pledge of trade accounts receivable and inventories to the bank.

5.   Stated capital

     The company is authorized to issue an unlimited number of Class A and Class B common shares and Class C special shares. As at December 31, 1993, the company's stated capital was composed as follows:


                                         1993             1992

     4,900 Class A common shares   $    4,900         $    4,900
     5,100 Class B common shares        5,100              5,100
     410 Class C special shares     4,100,000          4,100,000
                                   $4,110,000         $4,110,000

Rayonese Textile Inc.

Statement of Cost of Goods Sold
(unaudited)


                                        Year ended December 31
                                         1993             1992

Opening inventory                  $ 2,891,000         $2,826,721

Purchases, freight and duty          4,212,506          5,206,051

Wages and employee benefits          3,489,327          3,973,658

Factory overhead
  Supplies                             708,872            764,514
  Light, heat and power                902,430            842,081
  Insurance and taxes                  218,851            262,927
  Depreciation
    Machinery and equipment            540,204            539,439
    Building                            41,080             39,481
    Automotive equipment                 8,437              6,795
    Other                              148,833            113,557
                                     2,568,707          2,568,794
                                    13,161,540         14,575,224

Less:  Closing inventory             2,847,700          2,891,000

Cost of goods sold                 $10,313,840        $11,684,224

Rayonese Textile Inc.

Statement of Selling and Administrative Expenses
(unaudited)


                                        Year ended December 31
                                          1993           1992

Selling
  Shipping expenses                     $ 43,852       $ 52,529
  Salaries and commissions               112,375        108,954
  Travel and promotion                    89,890         94,528
  Automobile expenses                     44,137         39,463
  Depreciation - automobiles               2,223          3,176
  Loss on disposal of fixed assets                        1,008
                                        $292,477       $299,658

Administrative
  Administrative salaries               $390,788       $384,162
  Office salaries                        152,069        165,514
  Professional fees                       31,699         48,089
  Office supplies and postage             28,366         31,006
  Telephone and telegraph                 22,235         20,728
  Donations                                7,017         23,872
  Depreciation - office furniture          6,053          7,207
  General                                  5,922          5,344
  Bad debt expense                        (1,632)        39,958
                                        $642,517       $725,880

                                 EXHIBIT 2

                              PROMISSORY NOTE

1.   PROMISE TO PAY

   In accordance with that certain Share Purchase Agreement dated      , 1994
(the "Share Purchase Agreement") under which 3096726 Canada Inc. (the "Purchaser") has agreed to purchase from Masgan Inc. and Salorna Inc. all of the issued and outstanding shares of Rayonese Textile Inc., the Purchaser hereby promises to pay to (the "Vendor") on [36 months after Closing] the sum of $2,727,272.50 in lawful currency of the United States of America (the "Debt"), said Debt to bear interest at the rate of six per cent (6%) per annum, compounded in the event of non-payment, said interest being payable in arrears on a quarterly basis commencing ninety (90) days following the Closing Date under the Share Purchase Agreement and both before and after maturity and judgment.

2.   CAPITALIZED TERMS

   In this Promissory Note, expressions beginning with a capital letter and not otherwise defined herein shall have the meaning ascribed thereto in the Share Purchase Agreement.

3.   PAYMENT BY ANTICIPATION

   Subject to the provisions of Sections 3.4 and 3.5 of the Share Purchase Agreement, the Vendor shall have the right to demand payment of all or part of the Debt, with interest accrued to the date of payment, (i) at any time and from time to time on or after [first anniversary of Closing], upon forty-five
(45) days' prior notice (which may be given prior to the first anniversary of the Closing) to the Purchaser, the whole as more fully set forth in Section 3.3 of the Share Purchase Agreement, or (ii) at any time in the event of any Purchaser's Default which is, except in the case of default of the Purchaser to deliver certificates for shares of CULP within the delays stipulated in Sections 3.3 and 3.4 of the Share Purchase Agreement, not rectified by the Purchaser within ten (10) days following notice thereof given by the Vendors to the Purchaser.

4.   CHANGE OF CONTROL OF CULP

   The Vendor shall have the right to demand payment of the entire Debt, with interest accrued to the date of payment, upon fifteen (15) days' notice to the Purchaser in the event that Robert G. Culp, III, Judith C. Walker, Harry R. Culp and Esther R. Culp, as a group, at any time cease to hold voting control of common shares of Culp, Inc. ("CULP") which represent, in the aggregate, 15% or more of the outstanding common shares of CULP, the whole as more fully set forth in and subject to the provisions of Section 3.4 of the Share Purchase Agreement.

5.   CONVERSION

   5.1   Conversion Privilege

      (a) After [first anniversary of Closing] and for so long as the Debt or any part thereof remains unpaid, the Vendor shall, subject to the provisions of Section 3.5 of the Share Purchase
Agreement, have the right at any time to convert the Debt or, from time to time, to convert any part thereof into common shares of the capital stock of CULP par value $.05 per share ("Common Shares") at the conversion price of U.S.$12.50 per Common Share (the "Conversion Price").

      (b)   In the event that Robert G. Culp, III, Judith C. Walker, Harry
R. Culp and Esther R. Culp, as a group, at any time cease to hold voting control of common shares of CULP which represent, in the aggregate, 15% or more of the outstanding common shares of CULP, the Vendor shall, subject to the provisions of
Section 3.4 of the Share Purchase Agreement have the right at any time to convert the entire Debt into Common Shares at the Conversion Price.

   5.2   Conversion Procedure

      In order to exercise its right of conversion, the Vendor shall give notice to CULP at its office at 101 South Main Street, 7th Floor, High Point, North Carolina, U.S.A. stating that it elects to convert the Debt or a stated portion thereof into Common Shares (the date of receipt by the Purchaser of such notice being herein referred to as the "Date of Conversion").

      As promptly as practicable, but not later than 14 days following the Date of Conversion, and against delivery of this Note for replacement as provided for below CULP shall issue and deliver to the Vendor a certificate or certificates in the name of the Vendor for the number of Common Shares deliverable upon the conversion of the Debt or specified portion thereof based on the Conversion Price. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Date of Conversion and the Vendor shall be deemed to have become at such time the holder of record of the Common Shares resulting from such conversion; provided, however, that no such surrender on any day on which the transfer agent for Common Shares shall be closed shall be effective to constitute the Vendor as the holder of record of such Common Shares at such time, but such surrender shall be effective to constitute the Vendor as the holder of record thereof for all purposes at the close of business on the next succeeding day on which such transfer agent is open.

      The Common Shares issued to the Vendor hereunder shall be entitled to dividends only in respect of dividends declared in favour of shareholders of record on and after the Date of Conversion or such later date as such holder shall become the holder of record of such Common Shares pursuant to this Section 4.2.

      Upon surrender to the Purchaser of this Note against delivery to the Vendor of a share certificate or certificates as provided for above in the case of a conversion of only part of the Debt, the Vendor shall be entitled to receive, without expense to the Vendor, a new Note for the unconverted portion of the Debt, upon the same terms and conditions as this Note, said new Note not effecting novation in any way whatsoever.

   5.3   No Fractional Shares

   Notwithstanding anything herein contained, CULP shall in no way be required to issue fractional Common Shares upon the conversion of the Debt or part thereof.

6.   ADJUSTMENTS

   6.1   Subdivision, Redivision, Etc.

      For so long as the Debt or part thereof remains unpaid, in case the outstanding Common Shares of CULP shall be subdivided, redivided or changed into a greater or consolidated into a lesser number of shares or reclassified into different shares, the Vendor shall be entitled to receive and shall accept, upon the exercise of its right of conversion at any time on or after the effective date of such subdivision, redivision, change, consolidation or reclassification, in lieu of the number of Common Shares to which it was theretofore entitled upon conversion at the Conversion Price, the aggregate number of shares of CULP that the Vendor would have been entitled to receive as a result of such subdivision, redivision, change, consolidation or reclassification if, on the effective date thereof, it had been the registered holder of the number of Common Shares to which it was theretofore entitled upon conversion.

   6.2   Certificate as to adjustment

      CULP shall immediately after the occurrence of any event referred to in Section 6.1 provide the Vendor with a notice specifying in reasonable detail the nature of such event.

   6.3   Reclassifications, reorganizations, etc.

      In case of any reclassification or change of the Common Shares (other than a change as a result of a subdivision, redivision or consolidation), or in case of any amalgamation of CULP with, or merger of CULP into, any other corporation (other than an amalgamation or merger in which CULP is the continuing corporation and which does not result in any reclassification or change, other than aforesaid, of the Common Shares), CULP or the corporation formed by such amalgamation or the corporation into which CULP shall have been merged, as the case may be, shall execute and deliver to the Vendor an undertaking providing that the Vendor shall have the right thereafter to convert the Debt or remainder thereof into the kind and amount of shares and other securities and property receivable upon such reclassification, change, amalgamation or merger by a holder of the number of Common Shares into which the Debt or remainder thereof might have been converted immediately prior to such reclassification, change, amalgamation or merger. The above provisions of this Note shall similarly apply to successive reclassifications, changes, amalgamations or mergers.

7.   NOTICES

   Any communication provided for under this Note shall be in writing in the English language and may be given to the party to whom it is addressed by delivering the same to or for such party at the address of such party as hereinafter set forth or at such other address as such party shall have theretofore notified to the other party hereto. Any communication so addressed and delivered as aforesaid shall be deemed to have been sufficiently given or made on the date on which it was so delivered.

                       To Purchaser:   c/o The Vice President and
                                       Chief Financial Officer
                                       Culp, Inc.
                                       P.O. Box 2686
                                       101 South Main St., 7th Floor
                                       High Point, N.C.
                                       U.S.A. 27261-2686

                       With copy to:   Kugler Kandestin
                                       1 Place Ville Marie
                                       Suite 2101
                                       Montreal, Quebec
                                       H3B 2C6

                                       Attention:   Gerald Kandestin or
                                                    Arthur Wechsler

                       To [Vendor]:

                       With copy to:  Kugler Kandestin
                                      1 Place Ville Marie
                                      Suite 2101
                                      Montreal, Quebec
                                      H3B 2C6

                                      Attention:   Gerald Kandestin or
                                                   Arthur Wechsler

8.   PREPAYMENT

   Notwithstanding the provisions of Section 1 hereof, the Purchaser shall have the right, at any time and from time to time after the date hereof, with the Vendor's prior written consent, to pay by anticipation to the Vendor, without penalty, all or part of the Debt, with interest accrued to the date of payment.

9.   NON-NEGOTIABLE

   This Note is not negotiable and may not be assigned.

10.   NO NOVATION

   This Note evidences but does not novate or otherwise discharge the Balance and interest payable thereon as defined in the Share Purchase Agreement and is secured and guaranteed by the security and guarantees described in the Share Purchase Agreement.

11.   PREVAILING EFFECT OF SHARE PURCHASE AGREEMENT

   In the event of any discrepancy between the terms of this Promissory Note and the Share Purchase Agreement, the terms of the Share Purchase
Agreement shall prevail.


   SIGNED at Montreal, this  1995.

                       3096726 CANADA INC.

                       By_________________________________


                       [VENDOR]

                       ____________________________________



                                UNDERTAKING

   The undersigned, CULP, Inc., acknowledges having taken cognizance of the above Promissory Note and hereby confirms that, for good and valuable consideration received, it agrees to be bound by the provisions of Sections 4 and 5 thereof relating to the conversion of the debt evidenced by the said Promissory Note, or part thereof, into common shares of the capital stock of CULP, Inc.

   The undersigned further confirms that 218,182 common shares of CULP, Inc. have been reserved and set aside for issuance further to the
exercise by    of its conversion rights pursuant to the said Promissory
Note.


   SIGNED at Montreal, this      1995.


                       CULP, INC.

                       ____________________________________

                                 EXHIBIT 3
                         SECIRITY AND COVENANTS


      SECURITY


      1. As security for repayment of the Balance as well as all interest thereon (as evidenced, but neither novated nor discharged, by the Notes), Purchaser shall, at Closing, deliver or cause to be delivered to Vendors the following, namely:


         (a) an unconditional guarantee therefor from Culp;


         (b) an unconditional guarantee from the Corporation therefor, in turn supported and secured by the hypothecation (without dispossession) by the Corporation in favour of Vendors of:



              i) as a universality, all of the Corporation's present and future movable property, assets and undertakings of every nature, form and description including, without limitation, all equipment to be purchased by the Corporation, Purchaser or Culp all insurance indemnities resulting from any loss or destruction thereof; and,


              ii) all of the Corporation's immovable properties, all
                  present and future rentals resulting therefrom, rental insurance thereon and insurance indemnities resulting from the loss or destruction thereof; and,


         (c) the hypothecation/pledge (with dispossession) of the Purchased Shares,


         supported by certified extracts of by-laws and/or resolutions of the Boards of Directors of the Corporation, Culp and Purchaser as appropriate, all in form and substance satisfactory to Counsel for the Vendors, acting reasonably.

      COVENANTS

      2. Purchaser agrees and covenants with and in favour of Vendors that for so long as the Balance (and all interest thereon as stipulated herein) shall not have been fully paid to Vendors as herein provided, that:


         (a) the Corporation shall deliver to Vendors (i) within 30 days following the end of each of the Corporation's fiscal quarters (commencing with the fiscal quarter ending July 31, 1995), the Corporation's unaudited and unconsolidated financial statements (which shall include a balance sheet, statement of earnings and other documents normally forming part thereof) and (ii) within 60 days following each of the Corporation's fiscal year-ends (commencing with the fiscal year ending April 30, 1995) the Corporation's unaudited and unconsolidated financial statements (which shall include a balance sheet, statement of earnings and other documents normally forming part thereof) all of which shall be prepared and presented in accordance with generally accepted accounting principles applied on a consistent basis (the "Statement(s)");


(b) the ratio of the Corporation's debt to equity as reflected in any Statement shall not be greater than the ratio of the Corporation's debt to equity as reflected in the Closing Balance Sheet. For the purposes of this calculation, any debt owing by the Corporation to either Culp or the Purchaser which is postponed and hypothecated in Vendors' favour (the "Postponed Debt") shall be treated as equity;


(c) the Corporation's working capital (defined in accordance with generally accepted accounting principles) shall not be less than 90% of the Corporation's working capital (defined in accordance with the same generally accepted accounting principles) as reflected in the Closing Balance Sheet. For the purposes hereof, amounts owing to the Corporation by Culp, the Purchaser and/or their affiliates outstanding for periods exceeding 45 days shall not be considered as current assets;


(d) the Corporation's Tangible Net Worth (defined as the sum of the Corporation's share capital, earned and contributed surpluses and any Postponed Debt less (i) amounts owing to the Corporation by Culp, the Purchaser and/or their affiliates outstanding for periods exceeding 45 days, (ii) investments in affiliates, and (iii) intangible assets) as reflected in any Statement shall not be less than the Corporation's Tangible Net Worth (defined in the same manner) as reflected in the Closing Balance Sheet;


(e) the Corporation shall not grant nor do or refrain from doing anything which results in the existence of any hypothecs, security interests or third party rights of any nature or form whatsoever upon any of the Corporation's present and future property, assets and undertakings of any nature or form whatsoever (whether ranking ahead of, after or pari passu with hypothecs and/or security interests in favour of Vendors thereon);


(f) the Corporation shall not do or refrain from doing anything which results in (i) the declaration or payment of any dividend by the Corporation, the redemption, retraction and/or repurchase of any shares in the Corporation's capital stock or any other distribution to any shareholder of the Corporation, (ii) the repayment of any present or future loans to Culp (or any person "related" to Culp within the meaning ascribed thereto under the relevant provisions of the Bankruptcy and Insolvency Act, Canada), (iii) the issuance of any shares in the Corporation's capital stock or any undertaking to effect same, (iv) the modification of any rights, privileges and/or restrictions attaching to the Purchased Shares, or (v) the guaranteeing by the Corporation of any third party indebtedness;

(g) the Corporation shall not sell or otherwise dispose of any of its present or future property, assets or undertakings other than (i) fixed assets which shall have become obsolete or are replaced in an aggregate book value amount not to exceed $100,000.00 during any fiscal year or (ii) inventory in the ordinary course of business; and,


(h) the Corporation shall diligently, actively and legally carry on business in substantially the same manner as the Corporation carried on such business prior to the Closing Date and the Corporation shall not carry on any business or own any property required for the carrying on of the Corporation's business through any subsidiary or any other person related" to the Corporation within the meaning ascribed to under the relevant provisions of the Bankruptcy and Insolvency Act, Canada.

                              EXHIBIT 4


                    (Letterhead of Kugler Kandestin)



                                                           , 1995
3096726 Canada Inc.
c/o Culp, Inc.
101 South Main Street
High Point, N.C.
27261

      Re:  Rayonese Textile Inc.

Dear Sirs:

      We have acted as counsel to Masgan Inc. and Salorna Inc. (the "Vendors") in connection with the sale by them to you of all of the issued and outstanding shares of Rayonese Textile Inc. ("Rayonese")
pursuant to the terms of a Share Purchase Agreement dated          ,
1994 (the "Share Purchase Agreement"). In that capacity we have attended the closing of sale on this date.

      All capitalized words and expressions used in this opinion without definition shall have the respective meanings ascribed to them in the Share Purchase Agreement.

      We have, for the purposes of this opinion, examined executed originals of the Share Purchase Agreement, a Non-Competition and Confidentiality Agreement between Masgan, Henri Wechsler and the Corporation. a Non- Competition and Confidentiality Agreement bearing this date between Salorna, Maurice Wechsler and the Corporation (the latter two Agreements referred to herein as the "Non-Competition Agreements"), an Employment Agreement bearing this date between Henri Wechsler and Rayonese, an Employment Agreement bearing this date between Maurice Wechsler and Rayonese (the latter two Agreements referred to herein as the "Employment Agreements") and originals, photostatic, certified or facsimile copies of all such documents, and considered such questions of law, as we have deemed relevant and necessary.

      We have also, for such purposes, assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as photostatic, certified or facsimile copies thereof.

      Relying solely upon and subject to the foregoing and to the qualifications hereinafter expressed, we are of the opinion that:

1. Rayonese is a corporation duly incorporated, organized and validly subsisting under the laws of the jurisdiction of its incorporation.

2. Rayonese has all necessary corporate power and authority to own, lease, occupy, operate and hold its properties and rights and to conduct its business as and in the places where such properties and rights are now owned, leased, occupied, operated or held or such business is now conducted.

3. Each of the Vendors is a corporation incorporated, organized and validly subsisting under the laws of the jurisdiction of its incorporation.

4. Each of the Vendors has the necessary capacity and authority to enter into the Share Purchase Agreement and the Non-Competition
Agreement to which it is a party and to perform its obligations thereunder and the execution and delivery of each of such Agreements by each of the Vendors and the performance by it of its obligations thereunder have been authorized by all necessary corporate actions.

5. Each of Henri Wechsler and Maurice Wechsler has the necessary capacity and authority to enter into the Non-Competition Agreement and the Employment Agreement to which he is a party and to perform his respective obligations thereunder.

6. Each of the Share Purchase Agreement and the Non-Competition Agreements and Employment Agreements to which each is party have been duly executed and delivered by each of the Vendors and each of Henri Wechsler and Maurice Wechsler, and the Share Purchase
Agreement, the Employment Agreement and, subject to the qualification and paragraph (c) below, each of the Non-Competition Agreement to which each is a party constitute legal, valid and binding obligations of the Vendors and Henri Wechsler and Maurice Wechsler, respectively, enforceable against each of them in accordance with their respective terms.

7. Neither the entering into of the Share Purchase Agreement nor the consummation of any of the transactions contemplated thereby nor the entering into of either of the Non-Competition Agreements will result in the violation of any of the terms or provisions of the respective constating documents or by-laws of the Vendors or of any law or regulation to which either of the Vendors is subject or, to the best of our knowledge, any material contracts of the Vendors or of Rayonese.

8. At the time of the Closing the authorized capital of Rayonese consists of [an unlimited number of Class A and Class B common shares and Class C special shares of which 4900 Class A common, 5100
Class B common and 410 Class C special shares (and no more) are outstanding and each of such outstanding shares has] been validly issued, are outstanding as fully paid and non-assessable and are registered in the names of the Vendors as follows:


                           Class A           Class B            Class C
                           Common            Common             Special
MASGAN INC.                 2450              2550                205
SALORNA INC.                2450              2550                205

9. None of the issued and outstanding shares of Rayonese has been issued in violation of any pre-emptive rights and there are no outstanding subscriptions, options, warrants or other rights to purchase any securities of Rayonese.

10. We are not aware of any material suits, actions or other legal proceedings to which Rayonese is a party and which are not disclosed in the Disclosure Schedule.


      Our opinion herein is subject to the following qualifications:

(a) The enforcement of the Share Purchase Agreement, the Employment Agreements and the Non-Competition Agreements or any judgment arising out of or in connection therewith may be limited by any applicable bankruptcy, reorganization, winding-up, insolvency, moratorium or other laws of general application affecting creditors' rights from time to time in effect.

(b) No opinion is expressed as to any specific remedy that may be granted, imposed or rendered and, in particular, no opinion is expressed as to the availability of equitable remedies as such for the enforcement of any provisions of the Share Purchase Agreement, the Employment
Agreements or the Non-Competition Agreements, such as specific performance and injunction, which are available only in the discretion of the court.

(c)   No opinion is expressed as to the enforceability of the provisions of
Section 2.1 of each of the Non-Competition Agreements.

(d) Our opinion is confined to the laws of the Province of Quebec and the laws of Canada applicable therein.

      This letter of opinion is provided solely for your benefit pursuant to
Section 11.1.8 of the Share Purchase Agreement. It is not to be transmitted to any other person nor is it to be relied upon by any other person or for any other purpose or quoted or referred to in any document or filed with any other person without our prior written consent.


                                       Yours very truly,



                                       KUGLER KANDESTIN


EXHIBIT 5

                           NON-COMPETITION AGREEMENT


                  THIS AGREEMENT made as of the day of, 1995


BETWEEN:

                                       (hereinafter called "");


AND:                                   , a corporation duly constituted
                                       under the laws of Canada

                                       (hereinafter called "");

AND:                                   3096726 CANADA INC., a
                                       corporation duly constituted under the
                                       laws of Canada

                                       (hereinafter called the "Purchaser")


AND:                                   RAYONESE TEXTILE INC., a
                                       corporation duly constituted under the
                                       laws of Canada

                                       (hereinafter called the "Corporation")


   WITNESSETH:

   WHEREAS pursuant to the terms and conditions of a Share Purchase Agreement between Masgan Inc. and Salorna Inc. (the "Vendors") and the
Purchaser made as of      , 1994 (the "Share Purchase Agreement"), the
Purchaser has agreed to purchase from the Vendors all of the issued and outstanding shares of the Corporation;

   WHEREAS it is a condition precedent to the performance by the
Purchaser of its obligations under the Share Purchase Agreement that
and       enter into this Agreement and       and       are willing to
fulfill that condition;

   WHEREAS       will be employed by the Corporation for a period of time
following the closing of the said purchase pursuant to an Employment Agreement as contemplated in the Share Purchase Agreement (the
"Employment Agreement"); and

   WHEREAS       holds a controlling beneficial interest in      ;

   NOW, THEREFORE, in consideration of the purchase and sale of the Purchased Shares pursuant to the Share Purchase Agreement and for other good and valuable consideration received, the parties hereto agree as follows:

1.   DEFINITIONS

   In this Agreement, expressions beginning with a capital letter and not otherwise defined herein shall have the meaning ascribed thereto in the Share Purchase Agreement.

2.   NON-COMPETITION

   2.1   Each of       and       undertakes not to engage, directly or
indirectly, in Canada or the United States of America, in any manner whatsoever with the Corporation, nor participate, directly or indirectly, in any manner whatsoever in any business or venture which is in any way competitive with the business of the Corporation (as such business will have been carried on at any time during the term of the Employment Agreement) (a "Competing Business"), either alone or in conjunction with any Person(s), or as a director, officer, employee, shareholder, partner, provider of funds, advisor of, or otherwise have an interest in, a Competing Business or any Person operating a Competing Business or being an affiliate of any such Person, except with the prior written consent of the Purchaser.

   2.2   Each of       and       undertakes not to offer or permit any
firm, partnership or corporation in which either of them has any direct or indirect interest to offer employment to or engage as an employee, consultant, agent, distributor or representative any person who was an employee of the Corporation at the Closing Date or at any time during the term of the Employment Agreement.

   2.3 The restrictions set forth in Sections 2.1 and 2.2 shall apply from the date hereof until the latest of the following dates:

      (i)   Five (5) years from the date hereof; or

      (ii) Four (4) years from the expiry of the original and any renewal term of the Employment Agreement.

   2.4   The restrictions set forth in Sections 2.1 and 2.2 shall apply
within the geographical limits of Canada and      .

   2.5   The restrictions set forth in Section 2.1 shall not apply to
the investment by either of       or       in shares of Culp, Inc. or
any successor entity in any proportion or in shares listed on a recognized stock exchange in a proportion not exceeding five percent (5%) of the issued shares of a Competing Business, provided such party does not in any manner take part in the decision-making process of such Competing Business otherwise than by exercising such party's rights as shareholder.

3.   CONFIDENTIALITY

   3.1   Each of       and       agrees that, during the period of time
referred to in Section 2.3 and at any time thereafter, such party shall keep secret and confidential and shall not, directly or indirectly, in any manner whatsoever, divulge, communicate or disclose to any Person, nor use for such party's benefit or for the benefit of any Person other than the Corporation, any information, which is not otherwise of public knowledge, relating to the Corporation's business strategies, financial affairs, products, drawings, industrial designs, patents, patent rights, copyrights, trademarks, specifications, blueprints, reports, descriptions of manufacturing processes, technical know-how, customer lists, computer systems, internal pricing, marketing strategies or activities, billing procedures, supplier lists, sales and distribution data or contractual relationships with third parties, except with the prior written consent of the Purchaser.

   3.2   Each of       and       shall deliver to the Purchaser or the
Corporation, upon termination of employment or upon request of the Purchaser, all documents, files, lists, samples and other information and property belonging to the Corporation or relating to the business of the Corporation and copies thereof in the possession or under the control of such party.

   3.3   Each of       and       agrees to impose upon their respective
employees and agents the same requirements of confidentiality and non-disclosure as are required of them hereunder.

4.   DAMAGES AND INJUNCTIVE RELIEF

         agrees that the Purchaser and/or the Corporation shall be entitled to injunctive relief to ensure compliance on the part of with the terms of this Agreement, without prejudice to the Purchaser's and the Corporation's other rights and remedies available under this Agreement or under the law.

5.   ENFORCEABILITY AND SEVERABILITY

   5.1   Each of       and       has carefully considered the nature and
extent of the restrictive covenants set forth herein and agrees that the same are reasonable including with respect to duration, scope of activity and geographical area and necessary to protect the Purchaser's
and the Corporation's legitimate interests.  In particular,       agrees
that said restrictive covenants do not prevent him from reasonably earning his living.

   5.2 However, in the event that a court of competent jurisdiction should conclude that any of these covenants is too long in duration or too broad in scope or in territory, the said court shall have the power and the duty to reduce its duration, scope and/or territory to the maximum duration, scope and/or territory it deems reasonable instead of invalidating such covenant and as of such ruling the said covenant shall be deemed modified accordingly.

   5.3 Without limiting the foregoing, the parties agree that each of the provisions in this Agreement shall be deemed to be separate and distinct and if, for any reason whatsoever, any of these provisions is held null or unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision shall be deemed deleted from this Agreement without affecting the validity or enforceability of any other provisions hereof which shall remain in full force and effect.

   5.4   All obligations of       and       under Section 2 and Section
3 of this Agreement shall terminate and become unenforceable in the event of any Purchaser's Default which is, except in the case of default of the Purchaser to deliver certificates for shares of CULP within the delays stipulated in Sections 3.3 and 3.4 which shall require no

                                       -4-
notice, not rectified within ten (10) days following notice thereof given by the Vendors to the Purchaser.

6.   NOTICES

Any communication provided for under this Agreement shall be in writing in the English language and may be given to the Person to whom it is addressed by delivering the same to or for or mailing the same by certified mail to such Person at the address of such Person as hereinafter set out or at such other address as such Person shall have theretofore notified to the other party or parties hereto. Any communication so addressed and delivered or mailed as aforesaid shall be deemed to have been sufficiently given or made on the date on which it was so delivered or five (5) days following the date of mailing, as the case may be.

To      :
                       With copy to:      Kugler Kandestin
                                          1 Place Ville Marie
                                          Suite 2101
                                          Montreal, Quebec
                                          H3B 2C6

                                          Attention:   Gerald Kandestin or
                                                       Arthur Wechsler

To      :              With copy to:      Kugler Kandestin
                                          1 Place Ville Marie
                                          Suite 2101
                                          Montreal, Quebec
                                          H3B 2C6

                                          Attention:   Gerald Kandestin or
                                                       Arthur Wechsler



                       To The Purchaser:      c/o The Vice President and
                                              Chief Financial Officer
                                              Culp, Inc.
                                              P.O. Box 2686
                                              101 South Main St., 7th Floor
                                              High Point, N.C.
                                              U.S.A. 27261-2686

                       To The Corporation:   680 Monseigneur Dubois

                                             Saint-Jerome, Quebec
                                             J7Y 3L8

                                             Attention:   The President

7.   GOVERNING LAW

   This Agreement shall in all respects be governed by and construed in accordance with the laws in force in the Province of Quebec, including all matters of construction, validity and performance.

8.   ASSIGNMENT

   This Agreement shall enure to the benefit of the Purchaser, the Corporation and their respective successors and assigns, whether as a result of a sale, reorganization, amalgamation or otherwise and shall be
binding upon       and       and their respective successors and
assigns.

9.   ENTIRE AGREEMENT

   Except for the Share Purchase Agreement and the Employment Agreement, this Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements between such parties with respect to the subject matter hereof.

10.   WAIVER

   Except as otherwise provided herein, neither this Agreement nor any of the terms hereof may be changed, waived or discharged otherwise than by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or modification is sought. Any waiver of any term or condition or any breach of any covenant of this Agreement shall not operate as a waiver of any other such term or condition or breach, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

11.   PARAGRAPH HEADINGS

   The paragraph headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such paragraphs or of this Agreement.

      IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first hereinbefore written.




Per:




Per

                       3096726 CANADA INC.

                       Per:


                       RAYONESE TEXTILE INC.

                       Per:

                      DISCLOSURE SCHEDULE
                   OF THE SHARE PURCHASE AGREEMENT
                             DATED DECEMBER 22, 1994


 6.1     Enforceability of the Agreement

         6.1.5 N/A

 6.3     Capital Stock & Records

         6.3.4 N/A

         6.3.5 Directors   -     Henri Wechsler
                                 -     Maurice Wechsler

                     Officers    -     Henri Wechsler (President)
                                 -     Maurice Wechsler
                                       (Secretary/Treasurer)

                                 -     Blair Barwick (Vice-President)
                                       (even though not mentioned in last
                                       year's Annual Minutes)

 6.4     Business

         6.4.1 Business of the Corporation
                     -     Vertical textile manufacturer

         6.4.2 Location where Corporation conducts its business
                     -     680 Monseigneur Dubois
                           St-Jerome, Quebec, J7Y 3L8

         6.4.4 N/A

 6.5     Assets & Liabilities

         6.5.2 N/A

         6.5.3 2 Automobile Leases with Clairview Leasing Company
                     Inc. regarding the following vehicles:

                     -     1993 Chevrolet Lumina
                           Serial Number: 2G1WL51T1P239430

                     -     1994 Nissan Ultima GXE
                           Serial Number: 1N4BU3106RC143178
                           (attached hereto)

                     Picanol Looms - "Agreement of Sale and Specific Hypothecation of Movables", dated February 16, 1994 and published at the Registry of Personal and Movable Real Rights on February 17, 1994, under number 94-0016375-0001 (attached hereto)

                List of the Corporation's Fixed Assets on or about
                     December 18, 1994 (approximation) (attached hereto)

                     6.5.5.1     N/A

                     6.5.5.2     N/A

                     6.5.5.3     N/A

                     6.5.5.4     N/A

         6.5.6     N/A

 6.6     Conduct of Business

         6.6.1.5     Labour Arbitration matter being handled by Ogilvy Renault

         6.6.1.6 Repayment buy the Corporation to Masgan Inc. of a $3,000,000.00 US loan to be effected on or before December 23, 1994

         6.6.1.7 List of the Corporation's Capital Expenditures for 1994 (attached hereto)

 6.7     Contract

         6.7.1. List of the Corporation's Contracts in excess of $100,000.00 in the case of purchase orders of the Corporation for raw materials and sales orders received from customers, as at December 18, 1994 (attached hereto)

         6.7.3 Contract with Republic Factors dated February 3, 1994 (attached hereto)

         6.7.4 N/A

         6.7.5 N/A

         6.7.6 N/A

         6.7.7 (6.12)      Collective Bargaining Agreement (already in the
                           possession of Ogilvy Renault)

 6.8     Insurance

         6.8.1 References regarding the Corporation's Insurance (attached hereto)

 6.9     Taxes

         6.9.1 Federal and Provincial Notices of Assessment for 1993, 1992 and 1991 (attached hereto)

 6.10    Patents, Trade Marks & Copyright

         N/A

          6.11    Environmental Matters

         6.11.2.7 There is an underground storage facility which may be described as a cement settling tank (46,000 gallons)

 6.12    Labour Relations

         6.12.1      See 6.7.7 above

         6.12.2 Severance settlement between the Corporation and Francesco Pignatelli dated July 26, 1994 (attached hereto)

 6.13    Bank Accounts

         6.13.1      Corporation's Bank Accounts

                     -     Toronto Dominion Bank (Bleury & St-Catherine)
                     -     Toronto Dominion Bank (290 rue Labelle, St-Jerome

         6.13.2 Authorized persons to sign on behalf of the Corporation are Henri Wechsler, Maurice Wechsler and Blair Barwick

 6.15    No Finder's or Broker's Fee

         Agreement with Werner Management Consultants Inc. (Martin Rubenstein) dated August 23, 1994 and signed by the representative of the corporation on August 24, 1994 (attached hereto)

 6.17    Full Disclosure

         6.17.2      N/A

 10.     Covenants of the Purchaser

         10.1  Discharge of Toronto-Dominion Bank Security

               Any and all amounts owed by the Corporation to Toronto-Dominion Bank shall be discharged by the Purchaser on closing, and all security held by the Bank in respect of such amounts

               (Toronto-Dominion Security attached hereto)

 11.     Conditions of Closing

         11.1.3      Permits     -     N/A



                                      -3-